                                                                       EXHIBIT 1

                         SECURITIES PURCHASE AGREEMENT



                                 BY AND AMONG


                              PAMECO CORPORATION,

                           LITTLEJOHN FUND II, L.P.,

                                      and

                        QUILVEST AMERICAN EQUITY, LTD.



                         Dated as of February 18, 2000

                         SECURITIES PURCHASE AGREEMENT
                         -----------------------------


                            -----------------------

                               TABLE OF CONTENTS

                            -----------------------

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BACKGROUND...................................................................................       1

ARTICLE I - DEFINITIONS......................................................................       2

ARTICLE II - SERIES A PREFERRED SHARE AND WARRANT PURCHASE...................................      12

      2.1.  Sale and Purchase of Series A Preferred Shares...................................      12
      2.2.  Warrants.........................................................................      12
      2.3.  Purchase Price...................................................................      12

ARTICLE III - PURCHASES OF ADDITIONAL PREFERRED SHARES.......................................      12

ARTICLE IV - THE CLOSINGS....................................................................      12

      4.1.  Initial Closing..................................................................      12
      4.2.  Deliveries to the Purchaser at the Initial Closing...............................      13
      4.3.  Deliveries to the Company at the Initial Closing.................................      14
      4.4.  Additional Closings..............................................................      14
      4.5.  Deliveries to the Purchasers at an Additional Closing............................      15
      4.6.  Deliveries to the Company at Additional Closing..................................      15

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................................      16

      5.1.  Organization and Good Standing...................................................      16
      5.2.  Authorization....................................................................      16
      5.3.  Capitalization; Georgia Anti-Takeover Laws.......................................      17
      5.4.  Sale of Shares of Capital Stock; Offering Exemption..............................      18
      5.5.  Subsidiaries.....................................................................      18
      5.6.  Consents.........................................................................      19
      5.7.  Litigation.......................................................................      19
      5.8.  Compliance with Law..............................................................      19
      5.9.  Title to Assets..................................................................      20
      5.10. Other Representations Regarding the Company's Assets and Liabilities.............      20
      5.11. SEC Reports......................................................................      21
      5.12. Financial Statements.............................................................      21
      5.13. Taxes............................................................................      21
      5.14. No Undisclosed Liabilities.......................................................      22
      5.15. Absence of Certain Developments..................................................      22
      5.16. Material Contracts...............................................................      23
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      5.17. Employee Relations....................................................................      23
      5.18. ERISA Matters.........................................................................      24
      5.19. Environmental Laws....................................................................      27
      5.20. Brokers...............................................................................      28
      5.21. No Illegal Payments...................................................................      29
      5.22. Year 2000 Compliance..................................................................      29
      5.23. Disclosure............................................................................      29

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.....................................      29

      6.1.  Organization and Good Standing........................................................      29
      6.2.  Authorization.........................................................................      29
      6.3.  Consents..............................................................................      30
      6.4.  Litigation............................................................................      30
      6.5.  Brokers...............................................................................      30
      6.6.  Investment Intent of the Purchasers...................................................      30
      6.7.  Disclosure............................................................................      31

ARTICLE VII - CERTAIN COVENANTS AND OTHER MATTERS.................................................      31

      7.1.  Confidentiality Agreement.............................................................      31
      7.2.  Restriction on Certain Discussions and Actions........................................      31
      7.3.  Conduct of Business Prior to the Initial Closing Date.................................      32
      7.4.  Conversion of Class B Common Stock....................................................      33
      7.5.  Board of Directors....................................................................      33
      7.6.  Required Approval.....................................................................      34
      7.7.  HSR...................................................................................      35
      7.8.  Use of Proceeds.......................................................................      35
      7.9.  Cooperation; Access to Books and Records..............................................      36
      7.10. Commercially Reasonable Efforts.......................................................      36
      7.11. Amendment to Articles of Incorporation................................................      37
      7.12. Restrictive Legends...................................................................      37
      7.13. Reservation of Shares.................................................................      37
      7.14. Listing of Common Stock...............................................................      38

ARTICLE VIII - CONDITIONS TO CLOSING..............................................................      38

      8.1.  Conditions to Obligations of the Purchasers - Initial Closing.........................      38
      8.2.  Conditions to Obligations of the Purchasers -  Additional Closings....................      39
      8.3.  Conditions to the Obligations of the Company - Initial Closing........................      41
      8.4.  Conditions to Obligations of the Company - Additional Closings........................      41

ARTICLE IX - INDEMNIFICATION AND RELATED MATTERS..................................................      42

      9.1.  By the Company........................................................................      42
      9.2.  By the Purchaser......................................................................      43
      9.3.  Survival of Representations, Warranties and Covenants; Limitation on Indemnification..      43
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                                              -ii-

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      9.4.   Notice of Indemnification.........................................................     43
      9.5.   Indemnification Procedure for Third-Party Claims..................................     43
      9.6.   Payment of Indemnification Amounts................................................     44

ARTICLE X - TERMINATION........................................................................     44

      10.1.  Termination Prior to Initial Closing..............................................     44
      10.2.  Termination After Initial Closing.................................................     44
      10.3.  Effect of Termination Under 10.1..................................................     45
      10.4.  Effect of Termination Under 10.2..................................................     45

ARTICLE XI - MISCELLANEOUS.....................................................................     45

      11.1.  Entire Agreement..................................................................     45
      11.2.  Specific Performance..............................................................     45
      11.3.  Governing Law.....................................................................     46
      11.4.  Expenses..........................................................................     46
      11.5.  Public Announcements..............................................................     46
      11.6.  Intentionally Omitted.............................................................     46
      11.7.  Notices...........................................................................     46
      11.8.  Severability......................................................................     48
      11.9.  Binding Effect; Successors and Assigns............................................     48
      11.10. Interpretation....................................................................     48
      11.11. Amendments and Warranties.........................................................     48
      11.12. Counterparts and Facsimile Signatures.............................................     49

EXHIBITS
--------

A - SHAREHOLDERS AGREEMENT.....................................................................     A-1

B - VOTING AGREEMENT...........................................................................     B-1

C - REGISTRATION RIGHTS AGREEMENT..............................................................     C-1

D - ADDITIONAL PREFERRED SHARES DESIGNATION STATEMENT..........................................     D-1

E - SERIES A PREFERRED SHARES DESIGNATION STATEMENT............................................     E-1

F - WARRANT....................................................................................     F-1

G - CADWALADER OPINION.........................................................................     G-1

H - KILPATRICK OPINION.........................................................................     H-1

I - McLAIN & MERRITT OPINION...................................................................     I-1

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                                     -iii-

                         SECURITIES PURCHASE AGREEMENT
                         -----------------------------


          SECURITIES PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 18th day of February, 2000, by and among the following parties:

          PAMECO Corporation, a Georgia corporation (the "Company");
          Littlejohn Fund II, a Delaware limited partnership ("Littlejohn"); Quilvest American Equity Ltd., a British Virgin Islands
international business company ("Quilvest"; each of Littlejohn and Quilvest is a "Purchaser" and both Littlejohn and Quilvest are, collectively, the "Purchasers").


                                  BACKGROUND
                                  ----------

     A. WHEREAS, the Company is engaged in the business of marketing and distributing heating, cooling and refrigeration systems and related products (the "Business");

     B. WHEREAS, the Company desires to issue and sell, and the Purchasers desire to purchase, for an aggregate purchase price of $35 million, shares of the Company's Series A Cumulative Pay-in-Kind Preferred Stock, par value $1.00 per share (the "Series A Preferred Shares"), having a stated value of $35 million, and warrants to purchase additional Series A Preferred Shares, in each case pursuant to the terms, and subject to the conditions, set forth herein.

     C. WHEREAS, subject to the terms and conditions set forth herein, the Company may issue and sell, and the Purchasers may purchase shares, with an aggregate stated value and an aggregate purchase price of up to $25 million, of one or more additional series of the Company's Cumulative Pay-in-Kind Preferred Stock, par value $1.00 per share (the "Additional Preferred Shares");

     D. WHEREAS, on the date hereof, in support of the Contemplated Transactions (as defined in Section 1 hereof), a Shareholders Agreement in the form of Exhibit A attached hereto (the "Shareholders Agreement"), a series of Voting Agreements with the shareholders of the Company listed on Schedule A attached hereto, each in the form of Exhibit B attached hereto (the "Voting Agreements"), a Registration Rights Agreement in the form of Exhibit C attached hereto (the "Registration Rights Agreement"), and a series of irrevocable proxies in favor of Littlejohn from each of the shareholders of the Company party to the Shareholders Agreement and the Voting Agreements, in the forms attached to the Shareholders Agreement and the Voting Agreements (the "Irrevocable Proxies"), were executed and delivered, all of which are to become effective as of the Initial Closing (as defined in Section 1 hereof).

          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, and upon the terms and subject to the conditions hereinafter set forth, the Company and the Purchasers, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

          As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Additional Closing" means the consummation of a purchase and sale of Additional Preferred Shares.

          "Additional Closing Date" has the meaning set forth in Section 4.5 hereof.

          "Additional Issue Event" means the determination by the Board of Directors, including the determination of at least one of those directors elected by the holders of the Class A Common Stock, to issue and sell Additional Preferred Shares to fund, in whole or in part, an acquisition, capital expenditure or working capital program for the growth of the Business approved by the Board of Directors.

          "Additional Preferred Share Designation" means the certificate of designation for any series of Additional Preferred Shares to be issued pursuant to this Agreement and in substantially the form attached hereto as Exhibit D.

          "Additional Preferred Shares" has the meaning set forth in the recitals hereof.

          "Affiliate" of a Person means any Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to elect a majority of the board of directors (or other governing body), or the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and, in any event and without limiting the generality of the foregoing, any Person owning 10% or more of the voting securities of another Person shall be deemed to control that Person.

          "Agreement" has the meaning set forth in the recitals hereof.

          "Alternative Transaction" has the meaning set forth in Section 7.2 hereof.

          "Applicable Percentage" means (a) in the case of Littlejohn, 80%, and
(b) in the case of Quilvest, 20%.

          "Benefit Plan" means any Plan established, sponsored, maintained or contributed to by the Company or its ERISA Affiliates, or by any predecessor of the Company or its ERISA Affiliates, or with respect to which the Company or any of its ERISA Affiliates has any Liability.

          "Board of Directors" means the board of directors of the Company, as the same may be constituted from time to time.

          "Business" has the meaning set forth in the recitals hereof.

          "Claim" means any written demand, written claim, Legal Proceeding or written notice by any Person, including any Environmental Claim, alleging actual or potential Liability for any Loss, including any Environmental Loss, or alleging any Default under any Law, Contract, License, Permit or Benefit Plan.

          "Class A Common Stock" has the meaning set forth in Section 5.3 hereof.

          "Class B Common Stock" has the meaning set forth in Section 5.3 hereof.

          "Closing" means, as applicable, the consummation of the purchase of the Series A Preferred Shares and the Warrants, or the consummation of the purchase of Additional Preferred Shares, in each case as contemplated by this Agreement.

          "Closing Date" means, as applicable, the date on which either the Initial Closing or any Additional Closing occurs.

          "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Commission" means the Securities and Exchange Commission.

          "Common Stock" has the meaning set forth in Section 5.3 hereof.

          "Company" has the meaning set forth in the heading hereof.

          "Company Articles Amendment" means the articles of amendment to the Company's articles of incorporation necessary to authorize the issuance of the Series A Preferred Shares, effective upon filing with the Secretary of State of the State of Georgia.

          "Company Auditor" has the meaning set forth in Section 3.2 hereof.

          "Company Documents" means each agreement (other than this Agreement), document, instrument or certificate contemplated by this Agreement to be executed by or on behalf of the Company in connection with the consummation of the Contemplated Transactions.

     "Company Financial Advisors" means Houlihan, Lokey, Howard & Zukin ("HLHZ"), and The Lucas Group.

     "Company Opinion" has the meaning set forth in Section 4.2 hereof.

          "Confidential Information" shall mean (i) with respect to any party to this Agreement, all financial, technical, commercial or other like information disclosed by a party (the "Discloser") to another party (the "Recipient") in connection with the Contemplated Transactions, and (ii) each of the terms, conditions and other provisions contained in this Agreement and the agreements or documents to be delivered pursuant to this Agreement.

Notwithstanding the preceding sentence, the definition of Confidential Information shall not include any information that: (A) is in the public domain at the time of disclosure to the Recipient or becomes part of the public domain after such disclosure through no fault of the Recipient; (B) is already in the possession of the Recipient at the time of disclosure to such Recipient; (C) is disclosed to a party by any Person other than a party to this Agreement (provided, that the party to whom such disclosure has been made does not have actual knowledge that such Person is prohibited from disclosing such information, either by reason of contract or legal or fiduciary obligation); (D) is developed independently by any party without the use of any Confidential Information; or (E) is required to be disclosed under Law or Order (provided that prompt notice of such disclosure will be given as far in advance as reasonably possible to the Discloser).

          "Contemplated Transactions" means the transactions contemplated by this Agreement, and Company Documents and the Purchaser Documents.

          "Contract" means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, guarantee, license, franchise, insurance policy, commitment or other legally binding arrangement, and all rights and remedies thereunder.

          "Current Employees" means all natural persons employed in the Business on the day immediately prior to the Initial Closing Date, including any natural persons on disability, sick leave or authorized leave of absence from the Company or any of its subsidiaries.

          "Damages" means all monetary, non-monetary, direct, indirect, incidental, consequential, special and punitive damages.

          "Default" means (a) a violation, breach or default, (b) the occurrence of an event which, with the passage of time or the giving of notice or both, would constitute a violation, breach or default, or (c) the occurrence of an event that (with or without the passage of time or the giving of notice or both) would give rise to a right of damages, specific performance, termination, renegotiation or acceleration (including the acceleration of payment).

          "EBITDA Targets" has the meaning set forth in Section 7.11 hereof.

          "Effective Time" means the opening of business on the Initial Closing Date.

          "Employees" means all Current Employees and all Former Employees.

          "Environmental Claim" means any Claim arising out of, related to or in connection with the use, treatment, removal, storage, disposal, presence, migration, transport, handling, manufacture, possession, distribution, or the actual or threatened emission, injection, escape, dumping, spill, leak, discharge or release of Hazardous Materials.

          "Environmental Laws" means all federal, state and local laws and regulations relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including the Comprehensive

Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C.A.
(S)(S) 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C.A.
(S)(S) 6901 et seq., the Clean Water Act, 33 U.S.C.A. (S)(S) 1251 et seq., the Clean Air Act 42 U.S.C.A. (S)(S) 7401 et seq., the Occupational Safety and Health Act, 29 U.S.C. (S) 651 et seq., the Toxic Substances Control Act, 15 U.S.C. (S) 2601 et seq., and laws and regulations relating to emissions, spills, leaks, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the environmental, safety or health aspects of the manufacture, possession, distribution, use, treatment, storage, disposal, presence, transport or handling of Hazardous Materials.

          "Environmental Loss" means any Liability or Loss arising out of, related to or in connection with, the use, treatment, removal, storage, disposal, presence, migration, transport, handling, manufacture, possession, distribution, or the actual or threatened emission, injection, escape, dumping, spill, leak, discharge or release of Hazardous Materials, including potential or actual liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties.

          "Equipment" means the furniture, fixtures, machinery, equipment, motor vehicles, office equipment, computers and replacement parts currently used in the operation of the Business.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means, as to any person, any trade or business, whether or not incorporated, which together with such person would be deemed, at any time through the Closing Date, to be a single employer pursuant to the rules set forth in Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Exhibit" means any of the lettered exhibits to this Agreement.

          "Financial Statement Date" means February 28, 1999.

          "Financial Statements" has the meaning set forth in Section 5.12 hereof.

          "Former Employees" means any natural persons who were employed by the Company or any of its subsidiaries at any time prior to the Initial Closing Date and who are not Current Employees.

          "GAAP" means generally accepted accounting principles as in effect from time to time in the United States.

          "GBCC" has the meaning set forth in 5.3(c) hereof.

          "Governmental Body" means any government, or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality thereof, or any court or arbitrator (public or private).

          "Governmental Consent" means any and all permits, licenses, waivers, terminations, expirations, consents or approvals ("Consents") of or from any Governmental Body, including the expiration of any periods of time under statutory and regulatory notice provisions (with or without action on the part of any Governmental Body), necessary to consummate the transactions contemplated hereby or by any Exhibit hereto, or otherwise relating to any Contract with any Governmental Body, or any Permit, including the transfer thereof in accordance with the terms hereof.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Hazardous Materials" means all explosive or regulated radioactive materials or substances, hazardous or toxic substances, reactive, corrosive, carcinogenic, flammable or hazardous pollutant, or other substance, wastes or chemicals, petroleum or petroleum distillates, natural gas or synthetic gas, asbestos or asbestos containing materials and all other materials or chemicals regulated pursuant to any Environmental Laws, including any "hazardous substance" or "hazardous waste" as defined in Environmental Laws, materials listed in 49 C.F.R. (S) 172.101, materials defined as hazardous pursuant to
Section 101(14) of CERCLA, and special nuclear or by-product material as defined by the Atomic Energy Act of 1954, 42 U.S.C.A. (S) 3011 et seq., and the regulations promulgated thereto.

          "Indemnitee" has the meaning set forth in Section 9.5 hereof.

          "Indemnitor" has the meaning set forth in Section 9.5 hereof.

          "Initial Closing" means the consummation of the purchase and sale of the Series A Preferred Shares and the Warrants.

          "Initial Closing Date" has the meaning set forth in Section 4.1 hereof.

          "Intangible Assets" means collectively, (a) all inventions (whether patentable or unpatentable, and whether or not reduced to practice), all improvements thereto, and all Patents, (b) all Trademarks, trade dress, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights (whether registered or not), and all copyright applications, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans, data and proposals), (f) all computer software (including data, source codes and related documentation), (g) all other proprietary, confidential or intellectual information, property or rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

          "Inventory" means packaging, finished goods, spare parts, work-in-progress, cores, stock room inventory, supplies and raw materials of whatever nature, wherever located and held for sale by the Company.

          "Investigatory and Legal Costs" means all reasonable fees, costs, expenses and disbursements of attorneys, accountants, experts and other advisors incurred in connection with the investigation, defense or prosecution of any Legal Proceeding, Claim or Loss, or potential Legal Proceeding, Claim or Loss.

          "Irrevocable Proxies" has the meaning set forth in the recitals hereof.

          "Knowledge" means, (i) with respect to the Company, the actual knowledge of its directors and executive officers, together with the knowledge which such individuals should have if they had performed their duties on behalf of the Company in a reasonably prudent manner, (ii) with respect to Littlejohn, the actual knowledge of the officers of Littlejohn, together with the knowledge which such individuals should have if they performed their duties on behalf of Littlejohn in a reasonably prudent manner, and (iii) with respect to Quilvest, the actual knowledge of the officers of Quilvest, together with the knowledge which such individuals should have if they performed their duties on behalf of Quilvest in a reasonably prudent manner.

          "Labor Act" means the Labor Management Relations Act, and the rules and regulations promulgated thereunder.

          "Law" means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement or guideline.

          "Legal Proceeding" means any judicial, administrative or arbitral action, suit, proceeding (public or private), claim or governmental proceeding.

          "Lender" means General Electric Capital Corporation, as agent for the lenders to the Company under and pursuant to that certain Amended and Restated Credit Agreement dated as of March 10, 1998, as amended to dated (the "Existing Credit Facilities").

          "Liabilities" means (a) all indebtedness (whether for borrowed money or otherwise), obligations, Damages, deficiencies, Liens, penalties, fines, costs (including any Investigatory and Legal Costs), expenses, and other liabilities, whether direct or indirect, contingent (including loss contingency) or otherwise, and (b) any guaranties, surety arrangements or endorsements (other than endorsements for deposits or collection of checks in the ordinary course of business) with respect to any of the Liabilities described in clause (a) of any other Person, in any case whether or not ascertainable.

          "Licenses" means all licenses, permits, authorizations, approvals, franchises, rights, orders, variances (including zoning variances), easements, rights of way, and similar consents or certificates granted or issued by any Person, other than a Governmental Body, relating to the Business.

          "Lien" means (a) any lien (including any lien relating to Taxes), pledge or negative pledge, (b) any mortgage, deed of trust, security interest, charge in the nature of a lien or security interest, (c) any title retention agreement, right of first refusal, right of first purchase or other option, (d) any conditional sale agreement, easement, right of way, variance or other real estate declaration, or (e) any other claim, covenant, condition, restriction, servitude, transfer restriction or other encumbrance.

          "Littlejohn" has the meaning set forth in the heading hereof.

          "Littlejohn Financial Advisor" means Schroders plc.

          "Littlejohn Information" has the meaning set forth in Section 7.4 hereof.

          "Loss" shall mean any and all losses, Damages or Liabilities or any diminution in value of any real or personal property, including the Preferred Stock or the Warrants acquired in connection with this Agreement.

          "Material Adverse Effect" means any material adverse effect on, or any effect, condition, event, or circumstance that has resulted or could reasonably be expected to result in a material and adverse change in, the business, properties, assets, liabilities, condition (financial or otherwise), results of operations or cash flow of the Company and its subsidiaries, taken as a whole.

          "Material Contracts" has the meaning set forth in Section 5.16 hereof.

          "Maximum Amount" has the meaning set forth in Section 9.3 hereof.

          "NLRA" has the meaning set forth in Section 5.17 hereof.

          "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award issued, granted, imposed or promulgated by a Governmental Body.

          "Outstanding Derivative Securities" has the meaning set forth in
Section 5.3 hereof.

          "Permit" means all licenses, permits, authorizations, approvals, franchises, rights, orders, variances (including zoning variances), easements, rights of way, and similar consents or certificates granted or issued by any Governmental Body.

          "Patents" means all letters patent and pending applications for patents of the United States and all foreign countries, including regional patents, certificates of invention and utility models, rights of license or otherwise to or under letters patent, certificates of intention and utility models which have been opened for public inspection and all reissues, divisions, continuations and extensions thereof.

          "Permitted Exceptions" means (i) statutory Liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings;
(ii) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the ordinary course of business that are not in the aggregate material to the Business or the assets of the Company; (iii) purchase money security interests arising or incurred in the ordinary course of business; (iv) zoning, entitlement and other land use regulations by Governmental Bodies, provided that such regulations have not been violated; (v) Liens set forth in
Schedule 5.9 hereto; (vi) Liens in favor of the Lender or Quilvest, all of which shall be released at the Initial Closing; (vii) from and after the Initial Closing, Liens in favor of Fleet Capital Corporation, as agent under the Senior Debt; (viii) deposits under workers compensation, unemployment insurance, social security or similar Laws; (ix) Liens expressly consented to in writing by the holders of a majority of the outstanding Series A Preferred Shares; and (x) such other imperfections in title, charges, easements, restrictions and encumbrances of public record which do not in the aggregate have a Material Adverse Effect or do not materially interfere with the ownership, use, value, operation or marketability of the affected material property.

          "Per Share Series A Purchase Price" has the meaning set forth in
Section 2.3 hereof.

          "Per Warrant Purchase Price" has the meaning set forth in Section 2.3 hereof.

          "Person" means any individual, corporation, partnership, firm, joint venture, limited liability company or partnership, association, joint-stock company, trust, unincorporated organization or Governmental Body.

          "Physical Inventory" has the meaning set forth in Section 3.2(a) hereof.

          "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation or holiday pay, day or dependent care, legal services, cafeteria, life, health, accident, sickness, disability, workmen's compensation, medical, life, dental or other insurance, severance, separation or other employee benefit, fringe benefit, plan, program, trust, contract, practice, policy or arrangement of any kind, whether written or oral, including any "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether in the nature of formal or informal understandings, whether or not included in or described in any employment manual or handbook, and without regard to the number of persons covered or otherwise benefiting thereunder.

          "Preferred Stock" has the meaning set forth in Section 5.3(a) hereof.

          "Principal Stock Exchange" means the principal national securities exchange or other trading market on which the shares of Common Stock registered under the Exchange Act are then listed or admitted for trading.

          "Prohibited Transaction" means a transaction that is prohibited under
Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA respectively.

          "Proxy Statement" has the meaning set forth in Section 7.5 hereof.

          "Purchaser" has the meaning set forth in the heading hereof.

          "Purchaser Documents" means any agreement (other than this Agreement), document, instrument or certificate contemplated by this Agreement to be executed by or on behalf of either Purchaser in connection with the consummation of the Contemplated Transactions.

          "Purchaser Information" has the meaning set forth in Section 7.5 hereof.

          "Quilvest" has the meaning set forth in the heading hereof.

          "Quilvest Opinion" has the meaning set forth in Section 4.3 hereof.

          "Registration Rights Agreement" has the meaning set forth in Section 4.7(f) hereof.

          "Required Approval" means the approval by the holders of a majority of the outstanding Common Stock, voting as one class of securities, of the convertibility of any Preferred Stock issued or to be issued pursuant to this Agreement into shares of Class A Common Stock and the ability of the holders of any Preferred Stock issued or to be issued pursuant to this Agreement to vote such shares, together with the Class A Common Stock as a single class, as if such shares of Preferred Stock had been converted.

          "Schedule" means any of the numbered or lettered schedules to this Agreement.

          "Schedule 14f-1" has the meaning set forth in Section 4.1 hereof.

          "SEC Reports" has the meaning set forth in Section 5.11 hereof.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Senior Debt" means the $130 million of senior secured debt arranged by Fleet Capital Corporation, as agent, and the lenders pursuant to a Loan and Security Agreement, dated the date of this Agreement, having terms and conditions reasonably satisfactory to Littlejohn, and as may be amended from time to time after the Initial Closing.

          "Series A Designation" means the certificate of designation for the Series A Preferred Shares attached hereto as Exhibit E.

          "Series A Preferred Shares" has the meaning set forth in the recitals hereof.

          "Shareholders Meeting" has the meaning set forth in Section 7.5 hereof.

          "Shareholders Agreement" has the meaning set forth in Section 4.2(g) hereof.

          "Special Committee" means the special committee of the Board of Directors formed for the purpose of considering this Agreement and the Contemplated Transactions and where none of its members is an Affiliate or an "associate" (as defined in the Exchange Act) of Quilvest.

          "Subordinated Debt" means the $20 million of subordinated debt issued by the Company on the date hereof on terms and conditions reasonably satisfactory to Littlejohn, and as may be amended from time to time after the Initial Closing.

          "Superior Alternative Transaction" has the meaning set forth in
Section 7.2 hereof.

          "Taxes" means all federal, state, local and foreign income, property and sales taxes and tariffs and all charges, fees, levies or other assessments whether federal, state, local or foreign based upon or measured by income, capital, net worth or gain and any other tax including but not limited to all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, social security, unemployment, FICA, FUTA, excise, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever including all interest and penalties thereon, and additions to tax or additional amounts imposed or charged by any Governmental Body.

          "TCR Management" means Willem F.P. de Vogel.

          "Terbem" means Terbem Limited, a British Virgin Islands international business company.

          "Threshold Amount" has the meaning set forth in Section 9.3 hereof.

          "Voting Agreement" has the meaning set forth in Section 4.2(h) hereof.

          "Warrant" shall have the meaning set forth in Section 2.2 hereof.

          "Weighted Average Trading Price" means the volume weighted average sales price per share of Class A Common Stock as reported by Bloomberg Information Systems, Inc.; provided, however, if there shall occur any adjustment to the Conversion Price (as defined in the Series A Designation) as set forth in Section 7(b)(iv) of the Series A Designation, the Weighted Average Trading Price shall be proportionally adjusted to the extent not so reflected in the report of Bloomberg Information Systems, Inc.

                                  ARTICLE II
                 SERIES A PREFERRED SHARE AND WARRANT PURCHASE

          2.1.   Sale and Purchase of Series A Preferred Shares. On the terms
                 ----------------------------------------------
and subject to the conditions set forth in this Agreement, at the Initial Closing, the Company agrees to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, agrees to purchase from the Company, that number of Series A Preferred Shares which are set forth opposite such Purchaser's name on Schedule 2.1 attached hereto. The Series A Preferred Shares shall have the rights, preferences, privileges and other terms and conditions set forth in the Series A Designation.

          2.2.   Warrants. On the terms and subject to the conditions set forth
                 --------
in this Agreement, at the Initial Closing, the Company agrees to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, agrees to purchase from the Company immediately exercisable warrants in substantially the form of Exhibit F attached hereto (the "Warrants"), to purchase that number of Series A Preferred Shares set forth opposite such Purchaser's name in Schedule
2.2 attached hereto.

          2.3.   Purchase Price. The purchase price for each Series A Preferred
                 --------------
Share to be purchased pursuant to this Agreement shall be $249.99 (the "Per Share Series A Purchase Price") and the purchase price for each Warrant to purchase one Series A Preferred Share shall be $0.01 (the "Per Warrant Purchase Price").

                                  ARTICLE III
                   PURCHASES OF ADDITIONAL PREFERRED SHARES

          From time to time after the Required Approval has been obtained and continuing until the third anniversary of the Initial Closing Date, upon the occurrence of an Additional Issue Event, the Company agrees to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, agrees to purchase from the Company, at an Additional Closing, that stated value of Additional Preferred Shares determined by multiplying the Applicable Percentage of such Purchaser by the aggregate stated value of Additional Preferred Shares to be issued and sold at such Additional Closing. The aggregate purchase price and the aggregate stated value for all Additional Preferred Shares to be issued and sold pursuant to this Section 3 shall not exceed $25,000,000.

                                  ARTICLE IV
                                 THE CLOSINGS

          4.1.   Initial Closing. The Initial Closing shall be effective as of
                 ---------------
the Effective Time, and shall take place on the 10/th/ day (or if such day is not a Business Day, on the next Business Day) after the date that the Company mailed, or caused to be mailed, to its shareholders the Schedule 14f-1 contemplated by Section 7.4 hereof, provided that the conditions to the Initial Closing set forth in Sections 8.1 and Section 8.3 hereof have been satisfied (or have been waived by the party entitled to the benefit of the condition being waived), or in the event such conditions are not so satisfied or waived at such time, on the next Business Day after the satisfaction or waiver of such conditions, at 10:00 a.m. New York time, at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, PA, or at such other place and at such other time and date as may be mutually agreed upon by the parties hereto (the "Initial Closing Date").

     4.2. Deliveries to the Purchaser at the Initial Closing. On the Initial
          --------------------------------------------------
Closing Date, except as otherwise indicated, the Company shall deliver, or shall cause to be delivered, to the Purchasers, the following:

          (a) the Articles of Incorporation of the Company, including the Company Articles Amendment authorizing the proper issuance of the Series A Preferred Shares in the form of the Series A Designation, certified by the Secretary of State of the State of Georgia;

          (b) certificates representing the Series A Preferred Shares duly executed by authorized officers of the Company;

          (c) the Warrants being purchased at the Initial Closing duly executed by an authorized officer of the Company in the name of such Purchaser;

          (d) the legal opinions of Cadwalader Wickersham & Taft, Kilpatrick Stockton LLP and McLain & Merritt, in substantially the forms of Exhibits G-1, H-1 and I-1, respectively, attached hereto (the "Company Opinions") hereof;

          (e) resolutions duly adopted by the Special Committee recommending the adoption of the Contemplated Transactions to the Board of Directors, and resolutions duly adopted by the Board of Directors authorizing the Contemplated Transactions, in each case in form and substance reasonably satisfactory to Littlejohn and certified by the Company's Secretary;

          (f) certificates issued by appropriate governmental authorities evidencing, as of a recent date reasonably acceptable to the Purchasers, the good standing (or subsistence) and nondelinquent tax status of the Company and its subsidiaries in the states in which they are incorporated or qualified to transact business as a foreign corporation;

          (g) a copy of the By-laws, including all amendments thereto, of the Company, certified by the Company's Secretary;

          (h)  intentionally omitted;

          (i) a certificate, executed by the Secretary of the Company (whose incumbency and specimen signature is certified by an executive officer of the Company), certifying as to the incumbency of the Company's officers and as to their respective specimen signatures;

          (j) a certificate, executed by the chief executive officer and the chief financial officer of the Company certifying that conditions in Sections 8.1(a) through 8.1(e) hereof have been satisfied.

          (k) evidence of mailing of the Schedule 14f-1 to all of its shareholders of record at least 10 days prior to the Initial Closing Date and otherwise reasonably satisfactory in form and substance to Littlejohn;

          (l) evidence that the directors' and officers' liability insurance referred to in Section 8.1(h) hereof is in full force and effect as of the Initial Closing Date and that the premium for the one-year period commencing as of the Initial Closing Date has been paid;

          (m) a copy of the fairness opinion issued by HLHZ to the Special Committee and the Board of Directors in form and substance reasonably acceptable to Littlejohn; and

          (n)  the other agreements, instruments and documents referred to in
Section 8.1 hereof and such other agreements, instruments and documents as the Purchasers may reasonably request.

     4.3. Deliveries to the Company at the Initial Closing. On the Initial
          ------------------------------------------------
Closing Date, except as otherwise indicated, each Purchaser, severally and not jointly, shall deliver, or shall cause to be delivered, to the Company, the following:

          (a) immediately available funds in an amount equal to the sum of (a) number of Series A Preferred Shares to be purchased by such Purchaser hereby multiplied by the Per Share Series A Purchase Price and (b) the number of Warrants to be purchased by such Purchaser at the Initial Closing Date multiplied by the Per Warrant Purchase Price;

          (b) resolutions duly adopted by the managing body of such Purchaser authorizing the contemplated transactions certified by an appropriate officer of such Purchaser;

          (c) the charter or other organizational document of such Purchaser, certified by an appropriate Governmental Body or, in the case of Quilvest, by an appropriate officer of Quilvest; and

          (d) a certificate duly executed by an authorized officer of such Purchaser certifying as to the fulfillment of the conditions set forth in Sections 8.3(a) and (b) hereof.

     4.4. Additional Closings. Any Additional Closing shall be effective as
          -------------------
of the opening of business on the applicable Additional Closing Date and shall take place, if at all, on the third Business Day following the satisfaction of the conditions to Closing set forth in Section 8.2 and Section 8.4 hereof (or the waiver by the party entitled to the benefit of the condition being waived) at 10:00 a.m. at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, PA, but in no event earlier than 12 Business Days following the date the Company gives the Purchasers written notice of the occurrence of the applicable Additional Issue Event, or at such other place and at such other time and date as may be mutually agreed upon by the parties hereto (an "Additional Closing Date").

     4.5. Deliveries to the Purchasers at an Additional Closing. At any
          -----------------------------------------------------
Additional Closing, the Company shall deliver, or shall cause to be delivered, to the Purchasers the following:

          (a) the Articles of Incorporation of the Company certified by the Secretary of State of Georgia amended to authorize the Additional Preferred Shares to be issued at the applicable Additional Closing in substantially the form of the Additional Preferred Share Designation;

          (b) certificates representing the Additional Preferred Shares to be issued at such Additional Closing, duly executed by authorized officers of the Company;

          (c) a certificate, executed by the chief executive officer and the chief financial officer of the Company certifying that conditions in Sections 8.2(a) through 8.2(f) hereof have been satisfied;

          (d) resolutions duly adopted by the Board of Directors authorizing the Contemplated Transactions to be consummated at such Additional Closing and evidencing the Additional Issue Event, certified by the Company's Secretary;

          (e) a copy of the By-laws, including all amendments thereto, of the Company, certified by the Company's Secretary;

          (f) a certificate, executed by the Secretary of the Company (whose incumbency and specimen signature is certified by an executive officer of the Company), certifying as to the incumbency of the Company's officers and as to their respective specimen signatures;

          (g) any Governmental Consents as the Purchasers shall reasonably request;

          (h) evidence that the shares of Class A Common Stock to be received upon conversion of the Additional Preferred Shares to be issued at such Additional Closing have been duly and properly listed on the Principal Stock Exchange, subject to notice of issuance; and

          (i) such other agreements, instruments and documents as the Purchasers or their counsel may reasonably request, including with respect to the events, facts and circumstances giving rise to the applicable Additional Issue Event.

     4.6. Deliveries to the Company at Additional Closing. At any Additional
          -----------------------------------------------
Closing, each Purchaser, severally and not jointly, shall deliver, or shall cause to be delivered, to the Company, the following:

          (a) immediately available funds in an amount equal to the number of Additional Preferred Shares to be purchased by such Purchaser multiplied by the stated value per share of such Additional Preferred Shares;

          (b) resolutions duly adopted by the managing body of such Purchaser authorizing the purchase of the Additional Preferred Shares to be purchased by such Purchaser at such Additional Closing;

          (c) the charter or other organizational document of such Purchaser, certified by an appropriate Governmental Body or, in the case of Quilvest, by an appropriate officer of Quilvest; and

          (d) a certificate executed by a duly authorized officer of such Purchaser certifying as to the fulfillment of the conditions set forth in Sections 8.4(a) and (b) hereof.

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     To induce each Purchaser to enter into and consummate this Agreement, the Company hereby represents and warrants to each Purchaser as follows:

     5.1. Organization and Good Standing. The Company and each of its
          ------------------------------
subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has full corporate power and authority to carry on its business as it is now being conducted, and, in the case of the Company, to execute, deliver and perform fully its obligations under this Agreement and each of the Company Documents, and to consummate the Contemplated Transactions. The Company and each of its subsidiaries is qualified to do business as a foreign corporation in each state in which the failure to qualify could reasonably be expected to result in a Material Adverse Effect.

     5.2. Authorization. This Agreement has been, and each of the Company
          -------------
Documents to be delivered at a particular Closing will be at such Closing, duly executed and delivered by the Company (including, for purposes of the Initial Closing, by a special committee of the Board of Directors which does not include any director who is an affiliate of either Purchaser), and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the execution and delivery by the Company of this Agreement or of the Company Documents to be delivered at a particular Closing, nor the consummation by the Company of the Contemplated Transactions to be consummated at a particular Closing, nor the compliance by the Company with any of the provisions hereof or thereof, does or will (i) conflict with or result in a Default under any provision of the Articles of Incorporation or By-laws of the Company (ii) subject to the receipt of the consents set forth in Schedule 5.2 hereto, conflict with or result in a Default under any Material Contract (including the Company's listing and other Contracts with the Principal Stock Exchange), Permit, Order or material License relating to the Business to which the Company or any of its subsidiaries is a party or by which any of their respective assets is bound or subject, (iii) constitute a violation of any Law applicable to the Company or any of its subsidiaries which could reasonably be expected to have a Material Adverse Effect, or (iv) other than pursuant to or as expressly contemplated by this Agreement, result in the creation of any Lien (other than a Permitted Lien) upon any of the Company's or any of its subsidiaries' properties or assets.

     5.3. Capitalization; Georgia Anti-Takeover Laws.
          ------------------------------------------

          (a) The authorized capital stock of the Company consists of (i) 40,000,000 shares of Class A Common Stock, par value $0.01 per share, (ii) 20,000,000 shares of Class B Common Stock par value $0.01 per share (such Class A Common Stock and Class B Common Stock collectively the "Common Stock") and
(iii) 5,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"). As of February 11, 2000, 5,959,534 shares of Class A Common Stock, 3,272,929 shares of Class B Common Stock and no shares of Preferred Stock are issued and outstanding. As of the date of the Initial Closing, the issued and outstanding capital stock of the Company will be as set forth in the immediately preceding sentence, adjusted only for issuances of Common Stock pursuant to (A) options, warrants, or rights to purchase Common Stock outstanding on the date of this Agreement, or (B) issued and outstanding securities which are convertible into or exchangeable for Common Stock (all of the foregoing are collectively, the "Outstanding Derivative Securities"). The warrants to purchase shares of Class A Common Stock originally issued to the Lender on June 11, 1999 are not currently exercisable and, assuming the Initial Closing occurs on or prior to February 28, 2000, and all outstanding principal, interest, fees and expenses due and owing under the Existing Credit Facilities are repaid in full on or prior to such date, such warrants will terminate unexercised.

          (b) All outstanding shares of Common Stock are duly authorized, validly issued and fully paid and nonassessable. There are no preemptive or other similar rights, whether by statute, contract or otherwise, relating to the capital stock of the Company. Other than the Outstanding Derivative Securities, which are accurately and completely described on Schedule 5.3(b) hereto, and the Warrants and the Preferred Stock to be issued and sold in connection with the Contemplated Transactions, there are no outstanding options, warrants, rights, puts, calls, commitments, or other contracts, arrangements, or understandings issued by or binding upon the Company requiring, and there are no outstanding debt or equity securities of the Company which upon the conversion, exchange or exercise thereof would require, the issuance, sale or transfer by the Company of any new or additional equity interests in the Company (or any other securities of the Company or any of its subsidiaries which, whether after notice, lapse of time or payment of monies, are or would be convertible into or exercisable or exchangeable for equity interests in the Company). Except for the Shareholders Agreement to be executed and delivered at the Initial Closing, there are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting of capital stock of the Company. Each share of Class A Common Stock is entitled to vote for the election of up to two directors of the Company and for no other directors. Each of the Holders of each share of Class B Common Stock is entitled to vote for the election of all directors of the Company (other that the two directors who are elected by the holders of the Class A Common Stock). On all other matters, including with respect to the Required Approval, each holder of Class A Common Stock is entitled to one vote per share and each holder of Class B

Common Stock is entitled to 10 votes per share, and the Class A Common Stock and the Class B Common Stock vote together as one class of securities. Neither the execution, delivery, or performance of the Shareholders Agreement, nor the grant of the irrevocable proxy contemplated thereby, will result in an automatic conversion of the Class B Common Stock owned by Quilvest, Terbem or any of the members of the TCR Management into Class A Common Stock pursuant to the Amended and Restated Articles of Incorporation or the GBCC.

          (c) The provisions of Section 14-2-1132 of the Georgia Business Corporation (the "GBCC") prohibiting a "business combination" (as defined in the GBCC for the purpose of Section 14-2-1132 with any "interested stockholder" (as defined in the GBCC for the purpose of Section 14-2-1132) will not be applicable to either Purchaser as a result of the transactions contemplated by this Agreement or any other Company Document or as a result of any investment of any Purchaser in the Company prior to the date hereof which is known to the Company as of the date hereof.

          (d) The transactions contemplated by this Agreement and the Company Documents have been duly approved in accordance with the provisions of Section 14-2-1110 through 14-2-1113 of the GBCC.

     5.4. Sale of Shares of Capital Stock; Offering Exemption.
          ---------------------------------------------------

          (a) The Series A Preferred Shares, the Additional Preferred Shares and the Warrants being sold by the Company to the Purchasers hereunder will, upon the issuance thereof following the payment therefor in accordance with the terms of this Agreement, be (i) validly issued and outstanding, (ii) fully paid and nonassessable, (iii) not subject to or issued in violation of any preemptive or other rights of the shareholders of the Company or others, and (iv) free and clear of any and all Liens (other than those imposed by applicable securities laws or those imposed by the Shareholders Agreement to be executed and delivered at the Initial Closing).

          (b) The Series A Preferred Shares will have on the Initial Closing Date, the designations, powers, preferences, and relative and other special rights, and the qualifications, limitations and restrictions, contained in the Series A Designation. The Additional Preferred Shares will have on the applicable Additional Closing Date the designations, powers, preferences, and relative and other special rights, and the qualifications, limitations and restrictions, contained in the applicable Additional Preferred Share Designation.

          (c) Assuming the accuracy of each Purchaser's representation and warranty set forth in Section 6.6 below, the offering for sale by the Company, and the actual sale by the Company, of the Series A Preferred Shares, any Additional Preferred Shares and the Warrants being offered and sold by the Company to the Purchasers hereunder, are each exempt from registration under the Securities Act, and from registration or qualification under applicable state securities or blue sky laws.

          5.5. Subsidiaries. Except as listed in Schedule 5.5 attached hereto,
               ------------
the Company does not have any subsidiaries nor does it own, or have the right to acquire, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability Company or Partnership or other entity. The Company owns all of the equity securities in each subsidiary, free and clear of all Liens (other than Permitted Exceptions), and there are no options, warrants or other agreements, commitments or understandings to issue any equity securities of any subsidiary, or any outstanding securities which are convertible into or exchangeable for equity securities of any subsidiary, or any agreements, commitments or understandings to issue any of the foregoing.

     5.6. Consents. No Order or Permit or declaration or filing with, or
          --------
notification to any Governmental Body is required on the part of the Company, in connection with (i) the execution and delivery by the Company of this Agreement or the Company Documents, (ii) the compliance by the Company with any of the provisions hereof or thereof, and (iii) the performance of the Company of the Contemplated Transactions, in each case except as set forth in Schedule 5.6 hereto and except that the Required Approval is necessary in order to permit the holders of the Series A Preferred Shares and the Additional Preferred Shares to exercise the conversion feature thereof or to vote such shares on an "as-converted" basis with the Common Stock as provided therein.

     5.7. Litigation. Schedule 5.7 hereto sets forth all pending Legal
          ----------
Proceedings against the Company or any of its subsidiaries, and all those Legal Proceedings which, to the knowledge of the Company, are threatened against the Company or any of its subsidiaries, in each case which (i) is not covered by insurance, (ii) seeks in excess of $50,000 from the Company or any of its subsidiaries, (iii) seeks to enjoin or obtain damages in respect of the consummation of any of the Contemplated Transactions, (iv) questions the validity of this Agreement, any of the Company Documents or any action taken or to be taken by the Company in connection with the Contemplated Transactions or
(v) if adversely determined, could reasonably be expected to have a Material Adverse Effect. There is no Order outstanding against the Company or any of its subsidiaries having any of the effects or which could reasonably be expected to have such an effect.

     5.8. Compliance with Law. The Company and each of its subsidiaries has
          -------------------
complied and currently is in compliance with all applicable Laws and Orders except for such non-compliance which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received, or knows of the issuance of, any written notice by any person of any such violation or alleged violation. The Company and each of its subsidiaries has in full force and effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on the Business as now conducted, except where the failure to have such Permits could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and the Company has complied, with all of the terms and conditions of such Permits, and there is no Default under any thereof, in each case which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has taken or failed to take any act which act or failure to act has resulted in or enabled, or could reasonably be expected to result in or enable, with or without notice or lapse of time or both, the revocation or termination of any such Permit or the imposition of any restrictions thereon, in each case which could reasonably be expected to have a Material Adverse Effect.

     5.9.   Title to Assets. The Company or one of its subsidiaries owns and has
            ---------------
good and marketable title to or, in the case of leased properties, valid leasehold interests in, all of its assets, tangible or intangible, including all of such assets reflected on the most recent Financial Statements, except for assets disposed of in the ordinary course of business since the Financial Statement Date. The Company or one of its subsidiaries holds title to its assets free and clear of all Liens other than Permitted Exceptions. The tangible personal property included in the properties and assets (including all Equipment) owned or used by the Company or one of its subsidiaries in the operation of the Business are in good working order, repair and condition, reasonable wear and tear excepted.

     5.10.  Other Representations Regarding the Company's Assets and
            --------------------------------------------------------
Liabilities.
-----------

            (a) Accounts Receivable.  All of the accounts receivable of the
                -------------------
Company and each of its subsidiaries constitute a valid claim in the full amount thereof (subject only to the allowance for doubtful accounts set forth on the Financial Statements) against the debtor charged therewith on the consolidated books of the Company. Except as expressly set forth on Schedule 5.10(a) hereto, no account debtor has any valid set-off, deduction or defense with respect thereto, and no account debtor has asserted such set-off, deduction or defense.

            (b) Inventory.  All items of Inventory reflected in the Financial
                ---------
Statements are in good and merchantable condition, of a quantity and quality salable in the ordinary course of business consistent with past practices at normal mark-ups (subject to customary allowances consistent with past experience), except for damaged, defective or obsolete Inventory. Such Inventory is valued at the lower of cost or market on a first-in, first out basis in accordance with GAAP consistently applied and maintained. Except as set forth on Schedule 5.10(b) hereto, neither the Company nor any of its subsidiaries holds any items of Inventory on consignment. All Inventory is located at premises owned or leased by the Company or one of its subsidiaries, except for Inventory in transit to the Company.

            (c) Leasehold Improvements.  All material leasehold improvements,
                ----------------------
fixtures and appurtenances attached to any real property leased by the Company or one of its subsidiaries are in good working order, repair and condition, ordinary wear and tear excepted.

            (d) Real Property.  The Company or one of its subsidiaries owns the
                -------------
real property listed on Schedule 5.10(d) attached hereto. The Company has made available to the Purchaser correct and complete copies of the leases and subleases for all real property leased by the Company or one of its subsidiaries. With respect to each such lease and sublease:

                (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

                (ii) neither the Company nor any of its subsidiaries has violated the terms of, or is in Default under, any such lease or sublease, and no event has occurred which, with or without notice or lapse of time, would constitute, or could reasonably be expected to constitute, a breach or Default thereof, or permit termination, modification, or acceleration thereunder; and

                (iii) to the best knowledge of the Company, no other Person to the lease or sublease is in breach or Default, and no event has occurred which, with or without notice or lapse of time, would constitute a breach or Default thereof, or permit termination, modification, or acceleration thereunder.

            (e) Intangible Assets.  Except as set forth in Schedule 5.10(e)
                -----------------
attached hereto, each of the material Intangible Assets owned by the Company or any of its subsidiaries is owned by the Company or any of its subsidiaries free and clear of any and all Liens (other than Permitted Exceptions) and, to the knowledge of the Company, no other Person has any Claim of ownership with respect thereto. The Company and each of its subsidiaries have adequate Licenses or other valid rights to use all of the material Intangible Assets which it does not own which are utilized by the Company or any of its subsidiaries and which are material to the conduct of the business as presently conducted. Except as set forth in Schedule 5.10(e) hereto, the use of its Intangible Assets by the Company or any of its subsidiaries does not conflict with, infringe upon, violate or interfere with any intellectual property rights of any other Person, nor is any other Person infringing upon, violating or interfering with any rights of the Company or any of its subsidiaries in and to ownership or use of any such material Intangible Assets, except in each case which could not reasonably be expected to have a Material Adverse Effect.

     5.11.  SEC Reports. Except as set forth on Schedule 5.11 attached hereto,
            -----------
the Company has filed all reports, proxy statements, registration statements, prospectuses and other documents (the "SEC Reports") required to be filed by it when due in accordance with the Exchange Act or the Securities Act. As of their respective dates, the SEC Reports complied with all applicable requirements of the Exchange Act or the Securities Act, as the case may be. Except as set forth on Schedule 5.11 attached hereto, as of their respective dates, none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.12.  Financial Statements. Except as set forth on Schedule 5.12
            --------------------
attached hereto, the consolidated financial statements of the Company and its subsidiaries contained in the SEC Reports complied as to form in all material respects with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved and fairly present, in conformity with GAAP, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations, cash flows and changes in shareholders' equity for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements.

     5.13.  Taxes. Except as set forth in Schedule 5.13, the Company and each
            -----
of its subsidiaries has duly and timely filed all information and tax returns and reports required to be filed by it with any federal, state or local governmental taxing authority, body or agency, and all Taxes due and payable by the Company or any of its subsidiaries have been paid, withheld or reserved for or, to the extent they relate to periods on or prior to the date of the latest Financial Statements, are reflected as a Liability on the balance sheet included therein. Without limiting the generality of the foregoing, the Company and each of its subsidiaries has properly withheld all amounts required by Law to be withheld for income taxes, FICA and unemployment taxes, including without limitation, with respect to social security and unemployment compensation, relating to its employees, and has remitted all withheld amounts required to be remitted to the appropriate taxing authority, agency or body.

     5.14.  No Undisclosed Liabilities. Neither the Company nor any of its
            --------------------------
subsidiaries has any indebtedness or Liabilities (whether accrued, absolute, contingent or otherwise, and whether due or to become due) except for (i) those reflected or reserved against (which reserves the Company represents are adequate to cover such Liabilities) in the Financial Statements, (ii) those which are specifically disclosed in this Agreement or a Schedule attached hereto and (iii) those incurred in the ordinary course of business which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

     5.15.  Absence of Certain Developments. Except as set forth in Schedule
            -------------------------------
5.15 hereto, as expressly set forth in the Company's Quarterly Report on Form 10-Q for the three- and nine-month periods ended November 30, 1999, or as expressly contemplated by this Agreement, (x) since November 30, 1999, there has not been any Material Adverse Effect and, (y) since February 28, 1999, the Company and each of its subsidiaries has operated the Business in the ordinary course consistent with past practice, and there has not been:

            (a) any event or condition of any nature whatsoever which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

            (b) any amendment to the Articles of Incorporation or Bylaws of the Company or any of its subsidiaries, except for those expressly approved by the holders of a majority of the outstanding Series A Preferred Shares;

            (c) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the Company's or any of its subsidiaries' capital stock;

            (d) the creation or attachment, or notice thereof, of any Lien (other than Permitted Exceptions) on any of the assets of the Company or any of its subsidiaries;

            (e) the establishment or assumption of any Benefit Plan, or the amendment of any existing Benefit Plan (or any agreement relating to or issued in connection with any Benefit Plan), other than an amendment necessary to conform a Benefit Plan to the requirements of applicable laws;

            (f) any change in the accounting methods or practices (including any change in depreciation or amortization policies or rates) with respect to the Business or otherwise by the Company or any of its subsidiaries except for those expressly approved by the holders of a majority of the outstanding Series A Preferred Shares; or

            (g) any agreement by the Company or any of its subsidiaries to do any act referred to in any of the preceding clauses.

     5.16.  Material Contracts. Each Contract presently in effect to which the
            ------------------
Company or any of its subsidiaries is a party, or by which the Company, any of its subsidiaries, or any of their respective assets or properties is bound, which the Company is required to file as an exhibit to any SEC Report pursuant to Item 601 Regulation S-K promulgated by the Securities and Exchange Commission, including the employment contracts listed in Schedule 5.16 attached hereto, and any listing agreement with a national securities exchange to which the Company is a party (collectively, the "Material Contracts"), is in full force and effect, there is no Default under any such Material Contract by the Company or any of its subsidiaries or, to the knowledge of the Company, by any of the other parties thereto, except for such Defaults as will not individually or in the aggregate, with the giving of notice or the passage of time or both, result in a Material Adverse Effect. Except as set forth in Schedule 5.16 attached hereto, there has been no cancellation, termination, limitation or modification or any notice of cancellation, termination, limitation or material modification of any such Material Contract. Each of the Material Contracts (i) constitutes a legal, valid and binding obligation of the Company or its subsidiaries, and (ii) to the knowledge of the Company, constitutes a legal, valid and binding obligation of such other party thereto.

     5.17.  Employee Relations.
            ------------------

            (a) The Company and each of its subsidiaries has complied and is in compliance, in all material respects, with all Laws which relate to wages, hours, discrimination in employment and collective bargaining, and is not liable for any arrears of wages, Taxes or penalties for failure to comply, in all material respects, with any of the foregoing. Except as described in Schedule
5.17 attached hereto, (i) none of the Employees of the Company or any of its subsidiaries is represented for purposes of their employment by a labor organization, (ii), to the knowledge of the Company, no petition has been filed for recognition of a labor union or association as the exclusive bargaining agent for any and all of the Employees of the Company or any of its subsidiaries, and (iii) to the knowledge of the Company, there has not been in the past five years any general solicitation of representation cards by any union seeking to represent any or all of the Employees of the Company or any of its subsidiaries as their bargaining agent. Except as set forth in Schedule
5.17 attached hereto, there is no, and during the past three years there has been no, (i) unfair labor practice charge, complaint or other proceeding against the Company or any of its subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board nor, to the knowledge of the Company, any commitment or involvement in the commission of any acts or omissions which could give rise to any unfair labor practices by the Company or any of its subsidiaries, (ii) Claim or Litigation against the Company or any of its subsidiaries or any of the Employees or agents of the Company or any of its subsidiaries pending or, to the knowledge of the Company, threatened under the National Labor Relations Act, as amended, and the rules and regulations promulgated thereunder (the "NLRA") nor, to the knowledge of the Company, any commitment or involvement in the commission of any acts or omissions which could give rise to any Liability under the Labor Act on the part of the Company or any of its subsidiaries, (iii) labor strike, dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against or involving the Company or any of its subsidiaries, (iv) labor grievance filed with the Company which has had or could reasonably be expected to have a Material Adverse Effect; or (v) any pending, or to the knowledge of the Company, threatened Claim against the Company or any of its subsidiaries or Litigation involving the Company or any of its subsidiaries, or Litigation which has arisen out of or under a collective bargaining or other labor Contract. Except as set forth in Schedule 5.17 attached hereto, there is no Claim or Litigation against the Company or any of its subsidiaries (whether under federal, state or local Law, under any employment Contract, or otherwise) brought or, to the knowledge of the Company, threatened by any Employee on account of or for: (i) overtime pay, other than overtime pay for work done during the current payroll period;
(ii) wages or salary for any period other than the current payroll period; (iii) any amount of vacation pay or pay in lieu of vacation time, other than vacation time or pay in lieu thereof earned in or in respect of the current fiscal year; or (iv) any violation of any Law relating to minimum wages or maximum hours of work. Except as set forth in Schedule 5.17 attached hereto, there is no Claim against the Company or any of its subsidiaries or Litigation (whether under federal, state or local Law, under any employment Contract, or otherwise) brought or, to the knowledge of the Company, threatened by any Person (including any Governmental Body) relating to discrimination or occupational safety in employment or employment practices (including the Occupational Safety and Health Act of 1970, as amended, The Fair Labor Standards Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, or the Age Discrimination in Employment Act of 1967, as amended).

     5.18.  ERISA Matters.
            -------------

            (a) Benefit Plans Generally.  Schedule 5.18(a) attached hereto
                -----------------------
contains a true and complete list of all Benefit Plans and each "multiemployer plan" (within the meaning of Section 3(37) of ERISA) with respect to which the Company or any of its ERISA Affiliates has ever contributed to or otherwise had any obligation. Except as set forth on Schedule 5.18(a), neither the Company nor any of its ERISA Affiliates has ever sponsored, maintained, contributed to or otherwise had any obligation in connection with any pension plan or welfare benefit plan that is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA), a "multiple employer plan" (within the meaning of Section 413 of the
Code) or a "multiple employer welfare arrangement" (within the meaning of
Section 3(40) of ERISA). Every Benefit Plan which is an "employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA) provides benefits either by making direct payments out of general corporate assets and/or through the purchase of insurance.

            (b) Multiemployer Plans.  Except as specifically set forth on
                -------------------
Schedule 5.18(b), with respect to each multiemployer plan listed on Schedule 5.18(a):

                (i) there has never been a complete or partial withdrawal from the plan by the Company and/or any of its ERISA Affiliates; and

                (ii) there has never been an assessment of withdrawal liability against the Company and/or any of its ERISA Affiliates; and

                (iii) if the Company and its ERISA Affiliates completely withdrew from the plan (as determined under Section 4203 of ERISA) on the date hereof, there would be no basis for the plan to assess against the Company or any of its ERISA Affiliates any amount of withdrawal liability.

            (c) Qualified Plans; Compliance.  With respect to each of the
                ---------------------------
Benefit Plans, such Benefit Plan has been maintained and administered at all times in compliance, in all material respects, with its terms and applicable Law, including (without limitation) ERISA and the Code. With respect to each Benefit Plan intended to qualify under Section 401(a) or 403(a) of the Code, the Internal Revenue Service has issued a favorable determination notification letter as to its form. Except as disclosed on Schedule 5.18(b), the Company has timely filed or caused to be timely filed with the Internal Revenue Service annual reports on form 5500 or 5500C/R, as applicable, for each Benefit Plan for all years and periods for which such reports were required. All statements made on documents or forms filed with any Government Body with respect to any Benefit Plan have been true and complete in all material respects and have been filed timely. No Benefit Plan has been assessed any excise tax Liability. Any Benefit Plan required by ERISA to maintain a fidelity bond pursuant to Section 412 of ERISA, has had a fidelity bond in effect for all years and periods for which such bond was required.

            (d) Defined Benefit Pension Plans.  Except as set forth on Schedule
                -----------------------------
5.18(c), neither the Company nor any ERISA affiliate maintains, sponsors or has any obligation with respect to (or has ever maintained, sponsored or had any obligation with respect to) any Plan subject to Title IV of ERISA. With respect to each Plan set forth on Schedule 5.18(c), the following are true:

                (i) No "reportable event" (as described in Section 4043(c) of ERISA and regulations thereunder) has occurred, other than an event the reporting of which has been waived by the Pension Benefit Guaranty Corporation ("PBGC");

                (ii) To the knowledge of the Company, there exist no facts that would give PBGC a basis upon which to institute proceedings to terminate the plan or apply for the appointment of a trustee to administer the Plan. The PBGC has not asserted any Liability against the Company or any of its ERISA Affiliates, and all PBGC premiums due before the Closing Date have been paid;

                (iii) There exists no accumulated funding deficiency (within the meaning of Section 302(a)(2) of ERISA or Section 412(a) of the Code), there has not been issued any waiver of the minimum funding standard under Section 412 of the Code and there does not exist any Liability for any tax imposed by
Section 4971 of the Code; and

                (iv) If the Plan was terminated as of the Closing Date, the assets of the trust maintained in connection with the Plan would be sufficient (on a termination basis) to provide all benefits accrued under the Plan.

            (e) Contributions.  All payments and contributions to all Benefit
                -------------
Plans have been made on a timely basis as required by the terms of each such Benefit Plan and any applicable Law. All such payments and contributions relating to the completed taxable years have been deducted fully by the Company for federal income tax purposes. Such deductions have not been challenged or disallowed by any Governmental Body, and the Company has no reason to believe that such deductions are not properly allowable. The Company has funded or will fund prior to Closing each Benefit Plan in accordance with the terms of each such Benefit Plan, any associated insurance contract and all applicable Laws. Except as set forth in
Schedule 5.18(c) attached hereto, no Benefit Plan is subject to Section 302 of ERISA or Section 412 of the Code.

            (f) Documentation.  The Company has provided or made available to
                -------------
the Purchaser true and complete copies of the following documents: (i) all plan documents, amendments and trust agreements relating to each Benefit Plan, including any insurance contracts under which benefits are provided, as currently in effect; (ii) the most recent annual and periodic accountings of Benefit Plan assets; (iii) the most recent Internal Revenue Service determination or notification letters relating to each Benefit Plan intended to satisfy the qualification requirements of Section 401(a) of the Code and a list identifying all amendments to each such Benefit Plan not covered by such determination or notification letter, including the date such amendments were adopted and effective; (iv) to the extent such reports were required, all annual reports filed on Form 5500 or 5500C/R, as applicable, for the past two years, including accompanying schedules; (v) the current summary plan description, if any was required by ERISA to be prepared and distributed to participants, for each Benefit Plan; and (vi) all insurance contracts, annuity Contracts, investment management and advisory Contracts, fiduciary liability policies, if any, and related applications, and all filings, applications to and material correspondence with any Governmental Body, written disputed and unsettled claims made by or against any Benefit Plan, administration Contracts, service provider Contracts, audit reports, material written legal advice relating to any Benefit Plan received within the past six years, prohibited transaction exemption applications, and resolutions of the Board of Directors of the Company relating to any of the foregoing.

            (g) Prohibited Transactions, etc.  There (i) has not occurred any
                -----------------------------
Prohibited Transaction, with respect to any Benefit Plan, for which no statutory, class or other exemption exists and (ii) has not occurred any fiduciary violations, as defined in Section 404 of ERISA, with respect to which the Company could have any material present or future Liability.

            (h) Communications.  To the knowledge of the Company, all
                --------------
communications regarding each Benefit Plan by the Company or any Employee or agent of the Company reflect and have always reflected accurately the material terms of that Benefit Plan.

            (i) Litigation.  There are no pending or, to the knowledge of the
                ----------
Company, threatened Claims by or on behalf of any Benefit Plan, or by or on behalf of any individual participants or beneficiaries of any Benefit Plan, alleging any violation of ERISA or any other Laws applicable to any Benefit Plan (other than benefit claims made in the ordinary course of the operation of such plans), nor is there, to the knowledge of the Company, any basis for any such Claim. No Benefit Plan is the subject of any pending (or to the knowledge of the Company, any threatened) investigation or audit by the Internal Revenue Service, the U.S.

Department of Labor, the Pension Benefit Guaranty Corporation or any other regulatory agency, foreign or domestic.

            (j) Taxes.  Neither the Company nor any trust existing in connection
                -----
with any Benefit Plan has not incurred any Liabilities for Taxes or excise taxes relating to any Benefit Plan, and no event has occurred and no circumstance exists or has existed that could give rise to any such Liabilities.

            (k) Parachute Payments.  Except as set forth on Schedule 5.18(k),
                ------------------
the execution of and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in any payment, acceleration, vesting or increase in benefits with respect to any employee or former employee of the Company. Moreover, the execution of and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in any payment, acceleration, vesting or increase in benefits with respect to any employee or former employee of the Company that would be an "excess parachute payment" under Section 280G of the Code.

            (l) Retiree Health.  The Company does not maintain any plan or
                --------------
arrangement that provides post retirement medical benefits, post retirement death benefits or other post retirement welfare benefits, other than to the extent required by Part 6 of Title I of ERISA.

            (m) Non-Conforming Group Health Plans.  Neither the Company nor any
                ---------------------------------
of its ERISA Affiliate has contributed to a non-conforming group health plan (as that term is defined in Code section 5000(c)) or incurred any tax liability under Code section 5000(a).

     5.19.  Environmental Laws.
            ------------------

            (a) Except as set forth in Schedule 5.19(a) attached hereto, (i) the Company and each of its subsidiaries have complied in all material respects with each, and are not in violation in any material respect of any, Environmental Laws, (ii) neither the Company nor any of its subsidiaries has received any written or oral communication from a Governmental Body or any other Person alleging that the Company or any of its subsidiaries is not in compliance in any material respect with, or has a material Liability under (including being a potentially responsible party or allegedly liable for costs associated for remediation of any site), any Environmental Laws, (iii) the Company and each of its subsidiaries hold, have complied with and are in compliance with, all necessary Permits required to conduct its business in compliance with all Environmental Laws, including any Permits necessary or appropriate to store, treat, dispose of and otherwise handle Hazardous Materials except for such Permits, the non-compliance with which could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, and (iv) neither the Company nor any of its subsidiaries has any knowledge of any Environmental Claim or Environmental Loss other than as set forth in Schedule 5.19(a) attached hereto which could reasonably be expected to have a Material Adverse Effect.

            (b) There have been no locations on any real property owned by the Company or, with respect to any real property leased by the Company or any of its subsidiaries, since the date such real property was leased by the Company or any such subsidiary where Hazardous Materials were discharged, leaked, emitted or entered into the atmosphere, ground, soil, surface water, ground water, any body of water or sewer system by the Company where such discharge, leak, emission or entrance could result in an Environmental Claim which could reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 5.19(b) attached hereto, there are no and have been no above-ground or under-ground storage tanks located on or in any real property currently or formerly owned or leased by the Company or its predecessors in interest which could reasonably be expected to have a Material Adverse Effect.

            (c) There is no on-site or off-site location to which the Company or any of its agents or Affiliates has transported Hazardous Materials, or arranged for the transportation thereof from the Company's facilities, which location is the subject of any federal, state or local enforcement litigation under any Environmental Laws which could reasonably be expected to lead to Claims against the Company for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including Claims under CERCLA which could reasonably be expected to have a Material Adverse Effect.

            (d) Except as set forth in Schedule 5.19(d) attached hereto no polychlorinated biphenyl or substances containing polychlorinated biphenyl are present, in use or stored in any real property owned, leased or used by the Company or any of its subsidiaries, and no asbestos or materials containing asbestos have been brought upon, kept or used in or about or discharged, leaked, emitted or entered into or onto any such real property, in either case which are reasonably likely to result in a Claim giving rise to a material Liability on the part of the Company or any of its subsidiaries.

            (e) Except as set forth in Schedule 5.19(e) attached hereto, neither the Company nor any of its subsidiaries has, either expressly, by merger or similar transaction or, to the knowledge of the Company, otherwise by operation of law, assumed or undertaken any Liability including, without limitation, any Liability for corrective remedial action of any other Person relating to Environmental Law other than any indemnity obligation by the Company or a subsidiary, as a tenant, or any of its agents to a landlord under any of the leases or sublease set forth in Schedule 5.10(d).

     5.20.  Brokers.  Except for the Company Financial Advisors, no Person has
            -------
acted directly or indirectly as a broker, finder or financial advisor for the Company, in connection with the negotiations relating to the Contemplated Transactions or will be entitled to any fee, commission or like payment from the Company in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Company. The Company will be responsible for the payment of all fees and expenses of the Company Financial Advisors, has delivered to the Purchasers an accurate and complete copy of the agreements pursuant to which it has retained the Company Financial Advisors, and will not amend, modify or supplement such agreements or enter into any new agreements relating thereto.

     5.21.  No Illegal Payments. Neither the Company, any of its subsidiaries,
            -------------------
nor any of their respective officers, directors, employees, agents or other representatives, has (i) made any contributions, payments or gifts to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the laws of the United States or the jurisdiction in which made or (ii) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on its books.

     5.22.  Year 2000 Compliance. All computer software and computerized
            --------------------
systems owned or used by the Company or any of its subsidiaries, or licensed by the Company or any of its subsidiaries, as licensor or as licensee, other than any shrinkwrap software available to retail customers, is "Year 2000 Compliant" (as hereinafter defined), except where the failure to be Year 2000 Compliant could reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, "Year 2000 Compliant" shall mean that the applicable computer applications are able to recognize and properly perform date sensitive functions involving dates after December 31, 1999.

     5.23.  Disclosure. The representations and warranties of the Company set
            ----------
forth in this Agreement (including all Schedules hereto) and in any Company Document do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements and information contained herein or therein, as applicable, not misleading.

                                  ARTICLE VI
               REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

     To induce the Company and the other Purchaser to enter into and consummate this Agreement, each Purchaser, severally and not jointly, hereby represents and warrants to the Company, and to each other, as follows, provided, however, that with respect to representations and warranties related to the Purchasers, each Purchaser only represents and warrants as to itself, and not to any other
Purchaser:

     6.1.   Organization and Good Standing. Such Purchaser is, in the case of
            ------------------------------
Littlejohn, a limited partnership, or, in the case of Quilvest, a British Virgin Islands international company, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the Contemplated Transactions.

     6.2.   Authorization. This Agreement has been, and each of the Purchaser
            -------------
Documents to be delivered at a particular Closing by such Purchaser will be at such Closing, duly authorized, executed and delivered by such Purchaser and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the Purchaser Documents when so executed and delivered by such Purchaser will constitute, legal, valid and binding obligations of such Purchaser, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

     6.3.   Consents. No Order, Permit, License, or declaration or filing with,
            --------
or notification to, any Person or Governmental Body is required on the part of any of such Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents to which it is a party or the compliance by such Purchaser with any of the provisions hereof or thereof.

     6.4.   Litigation. There is no Legal Proceeding pending or, to the
            ----------
knowledge of such Purchaser, threatened, against such Purchaser that seeks to enjoin or obtain damages in respect of the consummation of the Contemplated Transactions or that questions the validity of this Agreement, the Purchaser Documents to which such Purchaser is a party or any action taken or to be taken by Purchaser in connection with the consummation of the Contemplated Transactions.

     6.5.   Brokers. Except for the Littlejohn Financial Advisor, no third
            -------
party has acted directly or indirectly as a broker, finder or financial advisor for such Purchaser in connection with the negotiations relating to this Agreement or the Contemplated Transactions or will be entitled to any fee or commission or like payment in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of such Purchaser.

     6.6.   Investment Intent of the Purchasers. Such Purchaser acknowledges
            -----------------------------------
that the Series A Preferred Shares, the Additional Preferred Shares and the
 Warrants being purchased pursuant to this Agreement have not been registered under the Securities Act or any state securities laws. Each Purchaser is acquiring the Series A Preferred Shares, the Additional Preferred Shares and the Warrants for its own account and not with the present intent to distribute them in violation of any securities laws. The Purchaser is an "accredited investor" or a "qualified institutional buyer" within the meaning of the Securities Act. Such Purchaser acknowledges and agrees that the certificates, if any, representing the Series A Preferred Shares, the Additional Preferred Shares and the Warrants will contain substantially the following legends, to the extent applicable to the particular Purchaser:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY OTHER STATE OR FEDERAL SECURITIES STATUTE. NO REOFFER, SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION THEREOF MAY BE MADE UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT AND ANY OTHER APPLICABLE SECURITIES STATUTE, OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS APPLICABLE TO SUCH TRANSACTION.

     THE SHARES REPRESENTED BY THIS CERTIFICATE (I) MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND

     CONDITIONS OF THE SHAREHOLDERS AGREEMENT, AND (II) ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE SHAREHOLDERS AGREEMENT AND THE IRREVOCABLE PROXY REFERRED TO THEREIN, EACH DATED AS OF FEBRUARY __, 2000, AS SUCH AGREEMENT MAY BE AMENDED FROM TIME TO TIME, AND COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

     6.7.   Disclosure. The representations and warranties of such Purchaser
            ----------
set forth in this Agreement or in any Purchaser Document to which it is a party do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements and information contained herein or therein, as applicable, not misleading.

                                  ARTICLE VII
                      CERTAIN COVENANTS AND OTHER MATTERS

     7.1.   Confidentiality Agreement. Each party hereto shall and shall cause
            -------------------------
its counsel, accountants, financial advisors and lenders to: (a) keep all Confidential Information confidential and not to disclose or reveal any Confidential Information to any Person other than its officers, directors, partners, affiliates, employees, attorneys, accountants, other agents and representatives, including engineers, financial advisors, current and prospective lenders and debt securities underwriters who are participating in the evaluation of the Company and the Contemplated Transactions or who otherwise need to know the Confidential Information in connection with any investigation of the Company or the negotiation, preparation or performance of this Agreement or any document to be delivered hereunder or for the purpose of evaluating the Company and/or the Contemplated Transactions; and (b) not to use the Confidential Information for any purpose other than (i) in connection with the evaluation and/or consummation of the Contemplated Transactions, (ii) to the extent necessary to obtain the termination of the waiting period under the HSR Act or to obtain any other Governmental Consent or the approval of the Principal Stock Exchange, or (iii) to enforce such party's rights and remedies under this Agreement. The obligations of each party hereto under this Section 7.1 shall terminate two years from the date of this Agreement. If the Initial Closing is not consummated, each party upon the request of the other party shall destroy or return to such party all Confidential Information which is in writing or can otherwise be destroyed or returned and will so certify to the parties hereto.

     7.2.   Restriction on Certain Discussions and Actions. Until the earliest
            ----------------------------------------------
of (a) the Required Approval being obtained, (b) the termination of this Agreement in accordance with its terms, or (c) July 31, 2000, the Company will refrain, and will cause any of its Affiliates, and each of the respective officers, directors, employees, attorneys, accountants and other agents and representatives, to refrain, from taking any action, directly or indirectly, to solicit, encourage, initiate or participate in any way in discussions or negotiations with, or furnish any information with respect to the Company to any Person (other than the Purchaser and its representatives) in connection with any possible or proposed sale of a substantial portion of the capital stock, a sale of a substantial portion of the assets, a merger or other business combination involving the Company, or the acquisition of a substantial equity interest in the Company, or any similar transaction involving the Company, or any other transaction (including any recapitalization, refinancing or reorganization) which could impair the ability of the Company to consummate the Contemplated Transactions ("Alternative Transaction"). The Company will cease and cause to be terminated any existing activities, discussions or negotiations with any other Person conducted heretofore with respect to any Alternative Transaction and will promptly notify the Purchasers, following receipt of any request by any Person (other than a Purchaser or its representatives) relating to any possible Alternative Transaction of information concerning the business, properties, assets, liabilities, financial condition, results of operations, cash flow or prospects of the Company. Notwithstanding the foregoing, after the Initial Closing, the Company may provide information with respect to the Company to a Person who makes a proposal in writing to effect a Superior Alternative Transaction (as defined below), which proposal was not solicited, encouraged or initiated in violation of this Section 7.2, and the Company may have discussions with such Person and engage in negotiations with such Person with respect to effecting such Superior Alternative Transactions so long as the Person making such proposal enters into a customary confidentiality and standstill agreement. As used herein, "Superior Alternative Transaction" means an Alternative Transaction which HLHZ advises the Board of Directors in writing is, in the long-term, superior from a financial point of view to the holders of Common Stock as compared to the Contemplated Transactions taking into account, among other things, the status of the financing for such Alternative Transaction. The Company shall keep the Purchasers fully informed of all material developments relating to any such proposal and any discussions or negotiations relating thereto.

     7.3.   Conduct of Business Prior to the Initial Closing Date. During the
            -----------------------------------------------------
period from the date of this Agreement to the Initial Closing Date or earlier if this Agreement is terminated in accordance with its terms:

            (a) the Company and each of its subsidiaries will conduct the Business, operations, activities and practices in the usual and ordinary course, consistent with its past practices;

            (b) neither the Company nor any of its subsidiaries will take or suffer or permit any action which would render untrue any of the representations or warranties of the Company herein contained, and neither Company nor any of its subsidiaries will omit to take any action the omission of which would render untrue any such representation or warranty;

            (c) except as expressly permitted by this Agreement, neither the Company nor any of its subsidiaries will cause or permit any of the events, facts or circumstances described in Section 5.15 to occur;

            (d) neither the Company nor any of its subsidiaries will grant or otherwise make, or agree to grant or otherwise make, any increase in the compensation payable or to become payable by it to any employees (including executive officers) of the Company or any of its subsidiaries;

            (e) neither the Company nor any of its subsidiaries will sell or dispose of any of its material assets used or useful in the operation of the Business (otherwise than in the ordinary course of business consistent with past practice);

            (f) except as expressly permitted by this Agreement, neither the Company nor any of its subsidiaries will enter into any material agreement, contract, arrangement or understanding and neither the Company nor any of its subsidiaries will amend or modify any of its material agreements, contracts, arrangements or understandings (including any agreement with the Lender); and

            (g) except as expressly permitted by this Agreement and in connection with any Outstanding Derivative Securities, neither the Company nor any of its subsidiaries will not make or authorize any sale, transfer or issuance of any capital stock, equity security or debt security of the Company or any option, warrant, right or commitment or agreement entered into requiring or permitting any such sale, transfer or issuance.

     7.4.   Conversion of Class B Common Stock. On the date hereof, Quilvest
            ----------------------------------
has caused to be delivered to the Company irrevocable notices of Conversion from the holders of at least 1,400,000 shares of Class B Common Stock, other than from Quilvest, Terbem or the members of TCR Management, to convert the shares of Class B Common Stock beneficially owned by them into shares of Class A Common Stock effective as of the Initial Closing Date. In no event shall Quilvest permit shares of Class B Common Stock to be converted prior to the receipt of the Required Approval such that, when measured after any such conversion, the number of outstanding shares of Series B Common Stock shall be less than 10% of the number of outstanding shares of both the Series A Common Stock and the Series B Common Stock in the aggregate then outstanding. In no event shall Quilvest permit the conversion of any shares of Class B Common Stock beneficially owned by it, Terbem or members of TCR Management until after the Required Approval is obtained. The Company hereby agrees to cooperate in all respects with Quilvest in connection with this Section 7.4.

     7.5.   Board of Directors. The Company shall take all steps necessary so
            ------------------
that on the Initial Closing Date, upon consummation of the Contemplated Transactions at the Initial Closing, a majority of the members of the Board of Directors shall consist of nominees of Littlejohn. In furtherance thereof, on the date hereof, the Company shall cause to be filed with the Commission and mailed to each of its shareholders a Schedule 14f-1 in form and substance satisfactory to Littlejohn and the Company (the "Schedule 14f-1"). The Company represents and warrants to the Purchasers that the Schedule 14f-1 will comply as to form in all material respects with the applicable provisions of the Exchange Act and that the Schedule 14f-1 will not contain, at the time of mailing thereof and as of the date which is 10 days thereafter (the "Effective Date"), an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, no representation or warranty is deemed made by the Company to the Purchasers with respect to information to be supplied to the Company by Littlejohn or its director nominees in writing expressly for use by the Company in the Schedule 14f-1 (the "Littlejohn Information"). Littlejohn hereby represents and warrants to the Company and Quilvest that the Littlejohn Information to be supplied will not contain, at the time of the mailing of the Schedule 14f-1 and on the Effective Date, an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will provide the Purchasers with a reasonable opportunity to review and comment on any amendment or supplement to the Schedule 14f-1 prior to filing such with the Commission, will provide the Purchasers with a copy of all such filings made with the Commission and will notify the Purchasers as promptly as practicable after the receipt of any comments or any request for additional information from the Commission or its staff, and upon request of the Purchasers, will supply the Purchasers and their legal counsel with copies of all correspondence between the Company or any of its representatives, on the one hand, and the Commission, its staff or any state securities administrators, on the other hand, with respect to the Schedule 14f-1. No amendment or supplement to the Littlejohn information shall be made without the prior written approval of Littlejohn, which approval shall not be unreasonably withheld or delayed. If any event relating to a Purchaser or the Company, or any of their respective Affiliates, officers or directors, is discovered by a Purchaser or the Company, as the case may be, that is required by the Exchange Act to be set forth in a supplement to the Schedule14f-1, such Purchaser or the Company, as the case may be, will as promptly as practicable inform the other, and such amendment or supplement will be promptly filed with the Commission and disseminated to the shareholders of the Company to the extent required by applicable securities laws.

     7.6.   Required Approval. In order to satisfy the requirements of its
            -----------------
Principal Stock Exchange, the Company will take all action in accordance with applicable law, its Articles of Incorporation and By-laws, to convene a meeting of its shareholders (the "Shareholders Meeting") as soon as reasonably practicable in order that its shareholders may consider and vote upon (i) the convertibility of any Preferred Stock issued or to be issued pursuant to this Agreement into shares of Class A Common Stock, and (ii) the ability of the holders of any Preferred Stock issued or to be issued pursuant to this Agreement to vote such shares, together with the Series A Common Stock as a single class, as if such shares of Preferred Stock had been converted. As soon as practicable and, in any event, within 14 days following the date hereof, the Company shall, in cooperation with the Purchasers, prepare and file with the Commission preliminary proxy materials in order to enable the Company's shareholders to consider and vote upon, at the Shareholders Meeting, the foregoing matters and a reverse stock split (such proxy statement and any amendments or supplements thereto, the "Proxy Statement"). The record date for those shareholders of the Company entitled to vote at the shareholders Meeting shall be after the Initial Closing Date. The Company represents and warrants that the Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and represents and warrants that the Proxy Statement, at the time it is mailed to its Shareholders and at the date of the Shareholders Meeting, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, no representation or warranty is deemed made by the Company to the Purchasers with respect to information supplied to the Company by any of the Purchasers in writing and expressly for use by the Company in the Proxy Statement (the "Purchaser Information"). Each Purchaser, severally and not jointly, hereby represents and warrants to the Company and the other Purchaser that none of the Purchaser Information supplied or to be supplied by it for inclusion in the Proxy Statement, at the time of mailing thereof to the Company's shareholders and at the time of the Shareholders Meeting will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will provide the Purchasers with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing such with the Commission, will provide the Purchasers with a copy of all such filings made with the Commission and will notify the Purchasers as promptly as practicable after the receipt of any comments or any request for additional information from the Commission or its staff, and upon request of the Purchasers, will supply the Purchasers and their legal counsel with copies of all correspondence between the Company or any of its representatives, on the one hand, and the Commission, its staff or any state securities administrators, on the other hand, with respect to the Proxy Statement. No amendment or supplement to the Purchaser Information shall be made without the approval of such Purchaser, which approval shall not be unreasonably withheld or delayed. If any event relating to a Purchaser or the Company, or any of their respective Affiliates, officers or directors, is discovered by a Purchaser or the Company, as the case may be, that is required by the Exchange Act to be set forth in a supplement to the Proxy Statement, such Purchaser or the Company, as the case may be, will as promptly as practicable inform the other, and such amendment or supplement will be promptly filed with the Commission and disseminated to the stockholders of the Company to the extent required by applicable securities laws.

     7.7.   HSR. To the extent legally required, promptly after the filing of
            ---
the Proxy Statement, the parties shall file with the Federal Trade Commission and the Department of Justice, to permit the issuance of any Additional Preferred Shares or the exercise of the Warrants, the notifications and reports required to be filed pursuant to the HSR Act and shall file any supplemental information which may be reasonably be requested in connection therewith, which notifications and reports and filing of supplemental information will comply in all material respects with the requirements of HSR Act. The Company shall be responsible for payment of the filing fees required to be made in connection with such notification. Each party shall furnish to the other party such information as such other party may reasonably request to assist it to make such filings as it may be legally required to make under the HSR Act. As promptly as practicable after the date of this Agreement, the parties shall each further prepare and file all other filings required under any foreign, federal, state or local laws relating to the transactions contemplated hereby and shall promptly respond to any request for additional information with respect thereof.

     7.8.   Use of Proceeds. The Company shall use the net proceeds from the
            ---------------
sale of the Series A Preferred Shares, the Warrants and the Series A Preferred Shares issued upon exercise of the Warrants, to repay outstanding debt under Existing Credit Facilities, and thereafter, to the extent permitted by the terms of such credit facility, to repay outstanding trade payables and for general working capital. The Company shall use the net proceeds from the sale of any Additional Preferred Shares for acquisitions, capital expenditures and working capital programs designed for the future growth of the Company, each as approved by the Board of Directors.

     7.9.   Cooperation; Access to Books and Records. The Company will
            ----------------------------------------
cooperate generally with the Purchasers in connection with the Contemplated Transactions and, until the Initial Closing Date or earlier if this Agreement is terminated in accordance with its terms or in connection with any Additional Closing, shall afford to each Purchaser, its agents, attorneys, accountants and other authorized representatives, including engineers, financial advisors, current and prospective lenders and debt underwriters, reasonable access to all of the properties, assets, financial condition, operations, books, records, files, correspondence, computer output, data, files, log books, technical and operating manuals and other materials of the Company (including those in the possession or control or their accountants, attorneys and any other third party) for the purpose of permitting each Purchaser to make such due diligence investigation and examination of the business, assets, properties and Books and Records of the Company as such Purchaser in its discretion, shall deem to be reasonably necessary or appropriate. Any such investigation, access and examination shall be conducted during regular business hours and upon reasonable prior notice under the circumstances and will be conducted in a manner that will not materially disrupt the operation of the Business. The Company will cause its counsel, accountants and representatives, and the Company's directors, officers and employees, to cooperate fully with the employees and representatives of each Purchaser in connection with such investigation, access and examination. The results of such investigation and examination shall not relieve the Company from its obligations with respect to the representations and warranties made in this Agreement or reduce the Purchaser's right to pursue such remedies at Law or hereunder, as it would otherwise have in the absence of having conducted such investigation. Neither Purchaser will contact any employee, customer or supplier of the Company without the prior consent of the Company, which consent will not be unreasonably withheld, delayed or conditioned. Each Purchaser agrees to treat all of the information learned in connection with any examination performed by it pursuant to this Section 7.7 as Confidential Information for purposes of
Section 7.1 hereof.

     7.10.  Commercially Reasonable Efforts. Upon the terms and subject to
            -------------------------------
the conditions set forth in this Agreement, the parties shall use their good faith commercially reasonable efforts to take, or cause to be taken, without any party being obligated to make any payment or payments to any third party or parties which, individually or in the aggregate, is material and is not otherwise due, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, each Closing, and the other Contemplated Transactions, including
(a) if legally required to consummate any of the Contemplated Transactions, obtaining the termination of the waiting period under the HSR Act and all other Governmental Consents, (b) complying with applicable provisions under the Securities Act, Exchange Act or any stock exchange on which the Company's securities are listed, (c) defending any Legal Proceeding or Claims challenging this Agreement or the consummation of any of the Contemplated Transactions, including, if the circumstances warrant, seeking to have any stay or temporary restraining Order vacated or reversed, and (d) the execution and delivery of any additional documents, agreements and instruments (in form and substance reasonably satisfactory to the parties) necessary to consummate the Contemplated Transactions by, and to fully carry out the purposes of, this Agreement.

     7.11.  Amendment to Articles of Incorporation. The Company shall take
            --------------------------------------
all action necessary, in accordance with applicable law and its Articles of Incorporation and By-laws, to effect the Company Articles Amendment and any other amendment to the Articles of Incorporation to permit the issuance of Additional Preferred Shares. At any time, and from time to time, as any holder of a series of Preferred Stock shall reasonably request, the Company shall cause an amendment to the applicable certificate of designation for a particular series of Preferred Stock to be filed so as to increase the number of authorized shares in such series of Preferred Stock to (a) take into consideration the accrual of dividends thereon which are payable in additional shares of such series of Preferred Stock (the "PIK Dividends"), and (b) to permit the issuance of additional shares of such series of Preferred Stock which may be issued pursuant to the exercise of Warrants to purchase shares of such series of Preferred Stock to be issued in connection with the PIK Dividends. If the Company consummates an acquisition from and after the Initial Closing, then Littlejohn and the Company will in good faith appropriately adjust the targeted earnings before interest, taxes, depreciation and amortization ("EBITDA Targets") set forth in section 3(a)(i) of the Series A Preferred Designation, and the Company shall promptly file an amendment thereto to reflect the adjusted EBITDA Targets as agreed to by the Company and Littlejohn.

     7.12.  Restrictive Legends. The Company shall cause any Series A Preferred
            -------------------
Shares, Additional Preferred Shares or Warrants issued in connection with this Agreement to bear legends in substantially the following form, to the extent such restriction is applicable to a particular Purchaser:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY OTHER STATE OR FEDERAL SECURITIES STATUTE. NO REOFFER, SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION THEREOF MAY BE MADE UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT AND ANY OTHER APPLICABLE SECURITIES STATUTE, OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS APPLICABLE TO SUCH TRANSACTION.

     THE SHARES REPRESENTED BY THIS CERTIFICATE (I) MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THE SHAREHOLDERS AGREEMENT, AND (II) ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE SHAREHOLDERS AGREEMENT AND THE IRREVOCABLE PROXY REFERRED TO THEREIN, EACH DATED AS OF FEBRUARY __, 2000, AS SUCH AGREEMENT MAY BE AMENDED FROM TIME TO TIME, AND COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

     7.13.  Reservation of Shares. For so long as any of the Series A Preferred
            ---------------------
Shares, Additional Preferred Shares or Warrants are outstanding, the Company shall keep reserved for issuance a sufficient number of shares of Common Stock to satisfy its conversion obligations under the Series A Designation, and the Additional Preferred Share Designations.

     7.14.  Listing of Common Stock. Prior to each Closing Date (other than
            -----------------------
the Initial Closing), the Company shall take all steps necessary to list for trading on its Principal Stock Exchange a sufficient number of shares of Class A Common Stock to enable the conversion of all Series A Preferred Shares, (including Series A Preferred Shares which will be obtained upon exercise of the Warrants) and all Additional Preferred Shares to be outstanding immediately after a particular Closing. After the Required Approval, the Company shall promptly list on the Principal Stock Exchange a sufficient number of shares of Class A Common Stock to enable the conversion of all Series A Preferred Shares.

                                 ARTICLE VIII
                             CONDITIONS TO CLOSING

     8.1.   Conditions to Obligations of the Purchasers - Initial Closing. The
            -------------------------------------------------------------
obligation of each Purchaser to consummate the Contemplated Transactions to be consummated on the Initial Closing Date is subject to the satisfaction, on or prior to the Initial Closing Date and as of the Initial Closing Date of the following conditions, any of which may be waived in writing by such Purchasers:

            (a) Representations and Warranties.  Each of the representations and
                ------------------------------
warranties of the Company contained in this Agreement shall be true and correct on and as of the Initial Closing Date, as if made on the Initial Closing Date (except to the extent a representation or warranty is expressly made as of a particular date), except to the extent such inaccuracies or omissions, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect (it being understood that for purposes of determining whether this condition has been satisfied, references to "material" and "Material Adverse Effect" in a particular representation or warranty shall be disregarded).

            (b) Performance of Covenants.  The Company shall have performed and
                ------------------------
complied with the covenants and provisions of this Agreement required to be performed or complied with by it on or prior to the Initial Closing Date.

            (c) Effectiveness of Certain Agreements and Instruments.  The
                ---------------------------------------------------
Shareholders Agreement, each of the Voting Agreements, the Registration Rights Agreement and each of the Irrevocable Proxies shall all become effective and be in full force without any Default thereunder simultaneous with the completion of the Initial Closing.

            (d) Senior Debt. The Senior Debt shall be in full force and effect
                -----------
and shall have funded on the Initial Closing Date, and there shall not be any Default thereunder.

            (e) Subordinated Debt.  The Subordinated Debt shall be in full force
                -----------------
and effect and shall have funded on the Initial Closing Date, and there shall not be any Default thereunder.

            (f) Intentionally Omitted.
                ---------------------

            (g) Delivery of Documents, etc. All documents, agreements,
                ---------------------------
instruments and other items required to have been delivered at the Initial Closing shall have been duly and properly delivered.

            (h) Directors' and Officers' Liability Insurance.  The Company shall
                --------------------------------------------
have in full force and effect as of the Initial Closing Date, directors' and officers' liability insurance in form and substance reasonably acceptable to Littlejohn covering those persons who were nominated by Littlejohn to serve as members of the Board of Directors, and the premium for the one-year period commencing on the Initial Closing Date shall have been paid in full.

            (i) Other Conditions Precedent to the Purchasers' Obligations.
                ---------------------------------------------------------

                (i) The Company shall have paid all of the out-of-pocket fees and expenses of the Purchasers (including the fees and disbursements of (A) Littlejohn's outside counsel, including Pepper Hamilton LLP, (B) Quilvest's outside counsel, including Paul, Weiss, Rifkind, Wharton, Garrison, (C) the Purchaser Financial Advisor (to the extent set forth on Schedule 8.1(i) attached hereto), (D) accountants and (E) other advisors) related to the Contemplated Transactions incurred through the Initial Closing Date.

                (ii) There shall not have been any action taken or threatened, or any Law or Order, promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the Contemplated Transactions, by or before any Governmental Body that could reasonably be expected to prohibit consummation of the Contemplated Transactions or the appointment of Littlejohn's nominees to the Board of Directors, and Littlejohn's nominees shall have been appointed to serve as directors of the Company until the next annual meeting of shareholders or until their successors are elected and qualify.

                (iii) Littlejohn shall have determined reasonably and in good faith that no objections to the rights, preferences and privileges of the Series A Preferred Shares, the Additional Preferred Shares or the Warrants or otherwise to the terms and conditions of this Agreement and the Contemplated Transactions, shall have been raised by the Principal Stock Exchange which have not been remedied to the reasonable satisfaction of Littlejohn.

                (iv) Holders of Class B Common Stock shall have converted their respective shares of Class B Common Stock as described in Section 7.4 hereof.

                (v) That certain advisory agreement between the Company and Three Cities Research, Inc. dated March 1, 1997 shall have been terminated without any payments thereunder except for those due and payable in accordance with the terms thereof in effect on January 1, 2000.

     8.2.   Conditions to Obligations of the Purchasers -  Additional Closings.
            ------------------------------------------------------------------
The obligation of each Purchaser to consummate the Contemplated Transactions to the consummated at a particular Additional Closing is subject to the satisfaction on or prior to such Additional Closing Date and as of such Additional Closing Date, of the following conditions, any of which may be waived in writing by such Purchaser:

            (a) Representations and Warranties.  Each of the representations and
                ------------------------------
warranties of the Company contained herein shall be true and correct on and as of the applicable Additional Closing Date with the same force and effect as though the same had been made on and as of the applicable Additional Closing Date (except to the extent a particular representation or warranty is expressly made as of a particular date), except to the extent such inaccuracies or omissions, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect (it being understood that for purposes of determining whether this condition has been satisfied, references to "material" and "Material Adverse Effect" in a particular representation or warranty shall be disregarded).

            (b) Performance of Covenants.  The Company shall have performed and
                ------------------------
complied with the covenants and provisions of this Agreement required to be performed or complied with by it from and after the Initial Closing Date to and including the applicable Additional Closing Date.

            (c) Intentionally Omitted.
                ---------------------

            (d) Additional Issue Event.  An Additional Issue Event shall have
                ----------------------
occurred and there shall be no revocation or termination thereof.

            (e) Senior Debt.  No Default shall have occurred and be continuing
                -----------
 with respect to the Senior Debt.

            (f) Subordinated Debt.  No Default shall have occurred and be
                -----------------
continuing with respect to the Subordinated Debt.

            (g) Governmental Consents.  All Governmental Consents shall have
                ---------------------
been obtained and shall be in full force and effect as of such Additional Closing Date.

            (h) Delivery of Documents, etc.  All documents, agreements,
                ---------------------------
instruments and other items required to have been delivered at such Additional Closing shall have been duly and properly delivered.

            (i) Other Conditions Precedent to the Purchasers' Obligations.
                ---------------------------------------------------------

                (i) There shall not have been any action taken or threatened, or any Law or Order, promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the Contemplated Transactions, by or before any Governmental Body, that could reasonably be expected to prohibit consummation of the Contemplated Transactions to be consummated at such Additional Closing.

                (ii) The Additional Preferred Share Designation shall have been approved and duly adopted and shall have been duly filed with the Secretary of State of Georgia.

                (iii) The shares of Class A Common Stock issuable upon conversion of the Additional Preferred Shares to be issued at such Additional Closing shall have been approved for listing by the Principal Stock Exchange, subject to notice of issuance.

                (iv) Persons nominated by Littlejohn shall constitute a majority of the members of the Board of Directors and no action shall be pending to seek the removal of any such Person as directors of the Company.

                (v) All proceedings to be taken and all the Company Documents in connection with the consummation of the Contemplated Transactions at the applicable Additional Closing shall be reasonably satisfactory in form and substance to the Purchasers and their counsel.

     8.3.   Conditions to the Obligations of the Company - Initial Closing. The
            --------------------------------------------------------------
obligation of the Company to consummate the Contemplated Transactions to be consummated on the Initial Closing Date is subject to the satisfaction, on or prior to the Initial Closing Date and as of the Initial Closing Date of the following conditions which may be waived in writing by the Company:

            (a) Representations and Warranties.  Each of the representations and
                ------------------------------
warranties of the Purchasers contained herein shall be true and correct on and as of the Initial Closing Date with the same force and effect as though the same had been made on and as of the Initial Closing Date (except to the extent a particular representation or warranty is expressly made as of a particular date), except to the extent such inaccuracies or omissions, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect on the ability of such Purchaser to consummate the Contemplated Transactions to be consummated at the Initial Closing (it being understood that for purposes of determining whether this condition has been satisfied, references to "material" and "material adverse effect" in a particular representation or warranty shall be disregarded).

            (b) Performance of Obligations.  The Purchasers shall have performed
                --------------------------
and complied with the covenants and provisions of this Agreement required to be performed or complied with by it on or prior to the Initial Closing.

            (c) Delivery of Documents, etc.  All documents, agreements,
                ---------------------------
instruments and other items required to have been delivered at such Additional Closing shall have been duly and properly delivered.

            (d) Orders and Laws.  There shall not be any action taken or
                ---------------
threatened, or any Law or Order, promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the Contemplated Transactions, by or before any Governmental Body that could reasonably be expected to prohibit consummation of the Contemplated.

     8.4.   Conditions to Obligations of the Company - Additional Closings.
            --------------------------------------------------------------
The obligation of the Company to consummate the Contemplated Transactions on any Additional Closing Date is subject to the satisfaction, on or prior to the applicable Additional Closing Date and as of the applicable Additional Closing Date of the following conditions, any of which may be waived in writing by the Company:

            (a) Representations and Warranties.  Each of the representations and
                ------------------------------
warranties of the Purchasers contained herein shall be true and correct on and as of such Additional Closing Date with the same force and effect as though the same had been made on and as of the applicable Additional Closing Date (except to the extent a particular representation or warranty is expressly made as of a particular date), except to the extent such inaccuracies or omissions, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect on the ability of such Purchaser to consummate the Contemplated Transactions to be consummated at the applicable Additional Closing (it being understood that for purposes of determining whether this condition has been satisfied, references to "material" and "Material Adverse Effect" in a particular representation or warranty shall be disregarded).

            (b) Performance of Obligations.  The Purchasers shall have performed
                --------------------------
and complied with the covenants and provisions of this Agreement required to be performed or complied with by them from and after the Initial Closing to the applicable Additional Closing Date.

            (c) Delivery of Documents, etc.  All documents, agreements,
                ---------------------------
instruments and other items required to have been delivered at such Additional Closing shall have been duly and properly delivered.

            (d) Governmental Consents.  All Governmental consents shall have
                ---------------------
been obtained and shall be in full force and effect as of such Additional Closing Date.

            (e) Orders and Laws.  There shall not have been any action taken or
                ---------------
threatened, or any Law or Order proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the Contemplated Transactions, by or before any Governmental Body, that could reasonably be expected to prohibit consummation of the Contemplated Transactions to be consummated at such Additional Closing.

                                  ARTICLE IX
                      INDEMNIFICATION AND RELATED MATTERS

     9.1.   By the Company. Subject to the provisions of this Article IX, from
            --------------
and after the Initial Closing, the Company agrees to indemnify, defend and hold each Purchaser harmless from and against all Losses, Claims, and Investigatory and Legal Costs resulting from or arising out of:

            (a) any misstatement in or omission from any of the representations or warranties of the Company contained in this Agreement or in any Company Document; and

            (b) the failure of the Company to perform any of its obligations under or comply with any of its respective covenants contained in this Agreement or in any Company Document.

     9.2.   By the Purchaser. Subject to the provisions of this Article IX,
            ----------------
from and after the Initial Closing, each Purchaser, severally and not jointly, agrees to indemnify, defend and hold the Company harmless from and against all Losses, Claims, and Investigatory and Legal Costs resulting from or arising out of:

            (a) any misstatement in or omission from any of the representations and warranties made by such Purchaser to the Company contained in this Agreement or in any Purchase Document executed by such Purchaser; and

            (b) the failure of such Purchaser to perform any of its obligations under or to comply with any of the covenants to be performed or complied by it contained in this Agreement or in any Purchaser Document executed by such Purchaser.

     9.3.   Survival of Representations, Warranties and Covenants; Limitation
            -----------------------------------------------------------------
on Indemnification. The parties hereto agree that the representations and
------------------
warranties made in this Agreement shall survive for a period ending on the earlier of (a) the second anniversary of the Closing Date or (b) 30 days after the Company has delivered to the Purchasers a copy of its audited financial statements for the fiscal year ended February 28, 2001 accompanied by an executed opinion of the Company's independent auditors. Notwithstanding anything to the contrary contained herein, indemnification under Sections 9.1(a) or under
Section 9.2(a), may be brought or maintained unless and until the aggregate dollar amount of all Losses, Claims and Investigatory and Legal Costs sought to be indemnified against under such aforesaid Sections exceeds $300,000 (the "Threshold Amount"), and then for the full amount of such Losses, Claims and Investigatory and Legal Costs, including the Threshold Amount, up to, but not exceeding, the aggregate purchase price for all Series A Preferred Shares, Additional Preferred Shares and Warrants purchased pursuant to this Agreement (the "Maximum Amount").

     9.4.   Notice of Indemnification. In the event any Legal Proceeding shall
            -------------------------
be threatened or instituted or any Claim or demand shall be asserted by any Person in respect of which payment may be sought by one party hereto from the other party, the party seeking indemnification (the "Indemnitee") shall promptly cause written notice of the commencement of such Legal Proceeding or the assertion of any such Claim, of which it has knowledge and which is covered by this indemnity, to be forwarded to the other party (the "Indemnitor"); provided, however, that failure of the Indemnitee to give the Indemnitor notice promptly as provided in this Section shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor shall have been prejudiced by such failure. In all events, notice must be received by the Indemnitor prior to the expiration of the survival terms of the underlying representations and warranties as described in Section 9.3 above.

     9.5.   Indemnification Procedure for Third-Party Claims. Except as
            ------------------------------------------------
otherwise provided herein, in the event of the initiation of any Legal Proceeding against an Indemnitee by a third party, the Indemnitor shall be entitled to assume the defense thereof, at the Indemnitor's sole expense. If the Indemnitor assumes the defense of any Legal Proceeding, it will not settle the Legal Proceeding without the prior written consent of the Indemnitee (which shall not be unreasonably withheld or delayed). The Indemnitee shall cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial and defense of any Legal

Proceeding and any appeal arising therefrom (including the filing in the Indemnitee's name of appropriate cross claims and counterclaims). The Indemnitee may, at its own cost, participate in any investigation, trial and defense of such Legal Proceeding controlled by the Indemnitor and any appeal arising therefrom. If after receipt of a written notice pursuant to Section 9.4 hereof, the Indemnitor does not undertake to defend any such Legal Proceeding, the Indemnitee may, but shall have no obligation to, contest or defend against any Legal Proceeding and the Indemnitor shall be bound by the result obtained with respect thereto by the Indemnitee (including, without limitation, the settlement thereof without the consent of the Indemnitor). If there are one or more legal defenses available to the Indemnitee that conflict with those available to the Indemnitor, the Indemnitee shall have the right to assume the defense of the Legal Proceeding at the expense of the Indemnitor with counsel reasonably acceptable to the Indemnitor; provided, however, that the Indemnitee may not settle such Legal Proceeding without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.

     9.6.   Payment of Indemnification Amounts. Amounts determined to be owing
            ----------------------------------
under Sections 9.1 or 9.2 hereof by an Indemnitor to an Indemnitee in respect of any Third Party Claim shall be payable by the Indemnitor as incurred by the Indemnitee. All other amounts owed under Sections 9.1 or 9.2 by an Indemnitor to an Indemnitee shall be paid upon admission or other final determination of liability under such Sections. All amounts paid pursuant to this Article IX shall be deemed to be an adjustment to the purchase price paid for securities issued pursuant to this Agreement.

                                   ARTICLE X
                                  TERMINATION

     10.1.  Termination Prior to Initial Closing. This Agreement may be
            ------------------------------------
terminated prior to the Initial Closing as follows:

            (a) by mutual written consent of the Company and Littlejohn;

            (b) by Littlejohn or the Company if the Initial Closing has not occurred by 11:59 p.m. New York time on February 28, 2000.

     10.2.  Termination After Initial Closing. This Agreement may be terminated
            ---------------------------------
after the Initial Closing occurs, as follows:

            (a) by either Purchaser or the Company if, without violating the provisions of Section 7.2 hereof, prior to the receipt of the Required Approval the Company enters into a definitive agreement with respect to an unsolicited Superior Alternative Transaction, but only after having received the written opinion of outside counsel that approval, acceptance and recommendation of such Superior Alternative Proposal is required in order for the Board of Directors to properly discharge its fiduciary obligations to the Company's stockholders under applicable Law;

            (b) by mutual written consent of the Company and the Purchasers;

            (c) by the Company, so long as the Company has not breached any of its obligations hereunder, if Littlejohn (i) fails to perform any covenant or agreement required to be performed by it pursuant to this Agreement when performance thereof is due or (ii) breached any of its representations or warranties, and, in either case, does not cure such failure within 20 business days after the Company delivers written notice thereof to Purchaser;

            (d) by Littlejohn so long as it has not breached any of its obligations hereunder, if the Company (i) fails to perform any covenant or agreement required to be performed by it pursuant to in this Agreement when performance thereof is due or (ii) breached any of its representations or warranties, and, in either case, does not cure the failure within 20 business days after Littlejohn delivers written notice thereof to the Company; or

            (e) by Littlejohn or the Company, upon a Change of Control (as defined in the Series A Designation).

     10.3.  Effect of Termination Under 10.1. If this Agreement is terminated
            --------------------------------
pursuant to Section 10.1, all rights and obligations of the parties hereunder shall terminate, except for the confidentiality covenants referenced in Section
7.1 and the provisions set forth in Article XI hereof; provided, however, if such termination results from any breach by any party of any of its representations, warranties, covenants or agreements set forth in this Agreement, then the non-breaching party shall continue to have all rights and remedies under applicable Law available to it as a result of such breach.

     10.4.  Effect of Termination Under 10.2. If this Agreement terminates
            --------------------------------
pursuant to Section 10.2, all rights and obligations of the parties hereunder shall terminate, except for the confidentiality covenants referenced in Section 7.1, the indemnification provisions set forth in Article IX hereof and the provisions set forth in Article XI hereof; provided, however, if such termination results from the breach by any party of any of its representations, warranties, covenants or agreements set forth in this Agreement, then the non-breaching party shall continue to have all rights and remedies under applicable Law available to it as a result of such breach.

                                  ARTICLE XI
                                 MISCELLANEOUS

     11.1.  Entire Agreement. This Agreement (with its Schedules and Exhibits)
            ----------------
contains, and is intended as, a complete statement of all of the terms and the arrangements between the parties hereto with respect to the matters provided for herein, and supersedes any and all previous agreements and understandings between the parties hereto with respect to those matters.

     11.2.  Specific Performance. The parties hereto agree that, in the event
            --------------------
of any such breach of any covenant or agreement contained herein or in the Company Documents or the Purchaser Documents, the non-breaching parties will be entitled to seek a decree of specific performance, mandamus or any other appropriate remedy to enforce such provisions without any requirement that a bond be posted.

     11.3.  Governing Law. This Agreement shall be construed and enforced in
            -------------
accordance with the laws of the State of New York without regard to the application of the principles of conflicts or choice of laws.

     11.4.  Expenses. The Company shall pay and be responsible for the payment
            --------
of all fees, costs and expenses (including, without limitation, fees and disbursements of counsel, accountants, financial advisors, lenders and experts) that it, Littlejohn and Quilvest have incurred or will incur in connection with the preparation, negotiation, execution, delivery, performance and enforcement of this Agreement, each of the Company Documents or the Purchaser Documents, and all amendments and modifications to any such documents, agreements or instruments. Notwithstanding the foregoing, if the Initial Closing shall not occur for any reason other than solely as a result of a breach by Littlejohn of its representations, warranties, covenants or agreements contained in this Agreement, then the Company's obligation to reimburse Littlejohn for fees, costs and expenses shall be limited to $250,000, plus all fees, costs and expenses (including, without limitation, fees and disbursements of counsel, accountants, financial advisors, lenders and experts) incurred by Littlejohn in connection with the preparation and filing of the Schedule 14f-1, the Proxy Statement, and the negotiation, preparation, execution and delivery of the Senior Debt and the Subordinated Debt.

     11.5.  Public Announcements. Except for the initial press release which
            --------------------
will be made promptly after the execution of this Agreement, the text of which shall be reasonably acceptable to both parties, no party shall make any public announcement relating to this Agreement or the Contemplated Transactions without the prior written consent of the other party; provided, however, any party shall be permitted (a) to make announcements to the extent it is advised in writing by its counsel that such announcement is required to be made by applicable Law or Order and the other parties are afforded a reasonable opportunity to comment on the content of such announcement prior to it being made, and (b) to make filings with the Commission (including filings pursuant to Section 13(d) of the Exchange
Act) and any stock exchanges so long as it is advised by its counsel that such filing is required to be made by applicable Law or Order and, subject to any requirements of law, the other parties are afforded a reasonable opportunity to comment on the content of any such filing prior to it being filed.

     11.6.  Intentionally Omitted.
            ---------------------

     11.7.  Notices. All notices and other communications hereunder shall be
            -------
in writing and shall be given to the Person either by hand delivery by facsimile transmission, by United States express mail, postage prepaid, or by overnight courier services guaranteeing next business day delivery, charges prepaid, to:

            If to the Company, to:

                    Pameco Corporation
                    1000 Center Place
                    Norcross, GA 30093
                    Attention:  Vice Chairman and Chief Financial Officer
                    Facsimile:  770-798-7141
                    Telephone:  770-798-0700

                    with a copy to:

                    Cadwalader, Wickersham & Taft
                    100 Maiden Lane
                    New York, NY 10038
                    Attention:  E. David Robertson, Esquire
                    Facsimile:  212-504-6666
                    Telephone:  212-504-6000

          If to Littlejohn, to:

                    Littlejohn & Co., LLC
                    115 East Putnam Avenue
                    Greenwich, CT 06830
                    Attention:  Mr. Angus C. Littlejohn, Jr.
                    Facsimile:  203-861-4009
                    Telephone:  203-861-4005

                    with a copy to:

                    Pepper Hamilton LLP
                    3000 Two Logan Square
                    Eighteenth and Arch Streets
                    Philadelphia, PA 19103-2799
                    Attention:  James D. Epstein, Esquire
                    Facsimile:  215-981-4750
                    Telephone:  215-981-4000

          If to Quilvest, to:

                    c/o Three Cities Research, Inc.
                    650 Madison Avenue
                    New York, NY 10022
                    Attention:  Mr. Willem F.P. De Vogel
                    Facsimile:  212-980-1142
                    Telephone:  212-838-9660
                    with a copy to:

                    Paul, Weiss, Rifkind, Wharton & Garrison
                    1285 Avenue of the Americas
                    New York, NY 10019-6046
                    Attention:  Richard Borisoff, Esquire
                    Facsimile:  212-757-3990
                    Telephone:  212-373-3000

If the notice is sent by United States express mail or by overnight courier services, it shall be deemed to have been given to the Person entitled thereto one business day after deposited with the post office or the courier service for delivery to that Person or, in the case of a notice given by hand delivery or telecopier, when received. Notice of any change in any such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the party entitled to receive such notice.

     11.8.  Severability. Whenever possible, each provision of this Agreement
            ------------
will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     11.9.  Binding Effect; Successors and Assigns. Nothing in this Agreement,
            --------------------------------------
express or implied, is intended, except as set forth herein, to confer upon any third party any rights, remedies, obligations or liabilities. No party can assign its interests herein to any third party without the prior written consent of the other parties, except that either Purchaser may assign its rights to acquire securities pursuant to this Agreement to an Affiliate so long as it guarantees the obligations of its assignee. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

     11.10. Interpretation. Unless the context of this Agreement otherwise
            --------------
requires, (i) words of any gender include each gender and the neuter; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the term "including" or similar words shall be construed as to refer to such matter without limitation thereof. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.11. Amendments and Warranties. The provisions of this Agreement,
            -------------------------
including the provisions of this sentence, may not be amended, modified or supplemented except in a writing signed by all of the parties hereto, and waivers or consents to departures from the provisions hereof may not be given without the written consent of party so waiving or consenting.

     11.12. Counterparts and Facsimile Signatures. This Agreement may be
            -------------------------------------
executed, including by facsimile signature, in one or more counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the date and year first above written.


                         PAMECO CORPORATION


                         By:     /s/ Mark Sellers
                             -------------------------------------
                              Name:  Mark Sellers
                              Title: Vice Chairman and Chief Financial Officer


                         LITTLEJOHN FUND II, L.P.

                         By:  Littlejohn Associates II, LLC,
                              its General Partner


                         By:     /s/ Angus C. Littlejohn, Jr.
                            --------------------------------------
                              Name:  Angus C. Littlejohn, Jr.
                              Title: Managing Member


                         QUILVEST AMERICAN EQUITY, LTD.


                         By:     /s/ Willem F.P. de Vogel
                            --------------------------------------
                              Name:  Willem F.P. de Vogel
                              Title: Attorney-in-Fact